SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LifeVantage Corporation
9785 S. Monroe Street, Suite 300
Sandy, Utah 84070

_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 19, 2014
_________________________________________________________________________________________
Dear Shareholder:
You are cordially invited to attend the fiscal year 2015 Annual Meeting of Shareholders of LifeVantage Corporation, a Colorado corporation. The meeting will be held at 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070 on Wednesday, November 19, 2014 at 9:00 a.m., Mountain Time, for the following purposes:
1.To elect six directors to hold office for a one-year term expiring at our fiscal year 2016 Annual Meeting of Shareholders or until their respective successors are elected and qualified;
2.To approve an amendment to the 2010 Long-Term Incentive Plan to increase the number of shares available for issuance under the plan by 3,600,000, from 6,900,000 to 10,500,000;
3.To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm for our fiscal year ending June 30, 2015; and
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
We are again taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our shareholders over the Internet. Like we did last year, instead of mailing printed copies of our Proxy Statement and Annual Report, we are mailing a Notice Regarding Availability of Proxy Materials, or Notice of Availability. We intend to mail the Notice of Availability to our shareholders on or about October 8, 2014. The Notice of Availability contains instructions on how to access our Proxy Statement and Annual Report on the Internet and how to submit your vote online or by telephone. The Notice of Availability also contains instructions on how you can, alternatively, receive a paper copy of the Proxy Statement and Annual Report and a return, postage prepaid envelope. We believe this e-proxy process expedites shareholders' receipt of proxy materials, lowers our costs associated with the annual meeting and reduces the environmental impact of our annual meeting.
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we encourage you to submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) by signing, dating and returning the paper proxy as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Sandy, Utah	By Order of our Board of Directors
October 6, 2014	/s/ Rob Cutler
Rob Cutler
General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 19, 2014:
This notice, the accompanying proxy statement, and annual report to shareholders are available at
http://investor.lifevantage.com/sec.cfm.

LifeVantage Corporation
9785 S. Monroe Street, Suite 300
Sandy, Utah 84070
_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 19, 2014
_________________________________________________________________________________________

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXY
General
This proxy statement is furnished to shareholders of LifeVantage Corporation, a Colorado corporation, sometimes referred to as “we,” “us,” “our,” the “Company” or “LifeVantage,” in connection with the solicitation of proxies for use at the fiscal 2015 Annual Meeting of Shareholders of LifeVantage to be held on November 19, 2014, at 9:00 a.m., Mountain Time, at 9815 South Monroe Street, Suite 100, Sandy, Utah 84070, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our Board of Directors.
Important Notice Regarding the Availability of Proxy Materials
Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are mailing a Notice Regarding the Availability of Proxy Materials, or Notice of Availability, to our shareholders of record as of September 19, 2014. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice Regarding the Availability of Proxy Materials. We intend to mail the Notice of Availability on or about October 8, 2014 to all shareholders entitled to vote at the annual meeting.
Shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Availability or may request to receive a printed copy of the proxy materials by mail or electronic mail free of charge. Instructions on how to request a printed copy by mail or electronic mail are found on the Notice of Availability and on the website referred to in that notice.
Our Fiscal Year
Our fiscal year ends on June 30 of each year. In this proxy statement, when we refer to our fiscal year, we mean the twelve-month period ending on June 30 of the stated year. For example, "fiscal 2015" refers to the twelve-month period from July 1, 2014 through June 30, 2015.
Why am I receiving these materials?
Our board of directors is soliciting your proxy to vote your shares at the fiscal 2015 Annual Meeting of Shareholders on the matters to be considered at that meeting. We intend to mail a Notice of Availability to our stockholders on or about October 8, 2014. The Notice of Availability contains information about the annual meeting and instructions on how to access this proxy statement and our annual report and how to authorize your proxy to vote your shares online or by telephone. If you received a Notice of Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions on the Notice of Availability and request that we mail you a printed copy of our proxy materials.
Where and when is the annual meeting?
The fiscal 2015 Annual Meeting of Shareholders of LifeVantage will take place on Wednesday, November 19, 2014 at 9:00 a.m. local time (Mountain Time) at 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070.
What am I voting on?
The following matters are scheduled to be voted on by shareholders at the annual meeting:

•	the election of six directors to our board of directors;

•	an amendment to the 2010 Long-Term Incentive Plan to increase the number of shares available for issuance under the plan by 3,600,000, from 6,900,000 to 10,500,000; and

•	the ratification of the selection of the appointment of EKS&H LLLP as our independent registered accounting firm for our fiscal year ending June 30, 2015.

Who can vote at the annual meeting?
Only shareholders of record at the close of business on September 19, 2014, which date we refer to as the “record date,” will be entitled to vote at the annual meeting. As of the record date we had approximately 100,820,139 shares of common stock outstanding and entitled to vote.
Shareholders of Record: Shares Registered in Your Name
If on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, Inc., then you are a shareholder of record. As a shareholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we encourage you to submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) by signing, dating and returning the enclosed proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Availability and instructions on how to vote your shares will be forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or have received a paper copy, and (2) for shares held as a record holder and shares held in “street name.”
If you hold your shares of common stock as a holder of record and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet or by telephone or electronic mail by following the instructions on the website referred to in the Notice of Availability. You may request a paper copy of the proxy statement and proxy card by following the instructions on the website and in the Notice of Availability mailed to you.
If you hold your shares of common stock as a holder of record and you are reviewing a paper copy of this proxy statement, you may vote your shares by submitting a proxy over the Internet or by telephone or electronic mail by following the instructions on the proxy card, or by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.
If you hold your shares of common stock in street name, you will receive a Notice of Availability from your broker, bank, trust or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone or by completing, dating and signing the proxy card included with your proxy materials if you request a paper copy by following the instructions on the Notice of Availability provided by your broker, bank, trust or other nominee.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. Each proposal (other than the election of directors) will be approved if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. With respect to the election of directors, the six nominees receiving the highest number of “FOR” votes will be elected. Because neither abstentions nor broker non-votes are considered cast with respect to a proposal, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are broker non-votes?
When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the New York Stock Exchange (NYSE) and the beneficial owner has not instructed the broker how to vote on these proposals. The ratification of the selection of our independent registered public accounting firm is the only proposal at the annual meeting that is considered a “routine” matter under the rules and interpretations of the NYSE.
How many votes are needed to approve each proposal?

•
Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The six nominees receiving the highest number of "FOR" votes will be elected. Properly executed proxies marked "ABSTAIN" and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.

•
The amendment to the 2010 Long-Term Incentive Plan will be approved by our shareholders if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. Properly executed proxies marked "ABSTAIN" and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.

•
The ratification of the selection of EKS&H LLLP as our independent auditor for the fiscal year ending June 30, 2015 will be approved by our shareholders if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. Properly executed proxies marked "ABSTAIN" and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.

What does it mean if I receive more than one proxy card or Notice of Availability?
If you receive more than one proxy card or Notice of Availability, your shares are likely registered in more than one name or are registered in different accounts. If you received a paper copy of the proxy materials and you vote by mail, please complete, sign and return each proxy card. Or, if you vote by Internet or telephone, vote once for each proxy card and/or Notice of Availability you received.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at LifeVantage Corporation, Attn: Corporate Secretary, 9785 S. Monroe Street, Suite 300, Sandy, Utah 84070; or

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections or without marking your voting selection as to a particular proposal, your shares will be voted “FOR” the election of all six nominees for director and “FOR” Proposal 2 and Proposal 3, in each case, to the extent your proxy card does not indicate otherwise. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding as of the record date are represented by shareholders present at the meeting in person or by proxy. As of the record date we had approximately 100,820,139 shares of common stock outstanding and entitled to vote. Thus, at least 50,410,070 shares of common stock must be represented by shareholders present at the meeting in person or by proxy to constitute a quorum.
Persons returning executed proxy cards will be counted as present for purposes of establishing a quorum even if they abstain from voting on any or all proposals. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and broker non-votes on other proposals will not affect the presence of a quorum.
Who is paying for this proxy solicitation?
We will pay the entire cost of soliciting proxies. In addition to the use of mail and the Internet, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have also engaged Morrow & Co., LLC ("Morrow") to assist with the solicitation of proxies. We have agreed to pay Morrow a fee of $5,000 plus reimbursement of expenses for their services. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding solicitation materials to beneficial owners.
When are shareholder proposals due for next year's annual meeting?
Shareholder Proposals for Inclusion in Next Year's Proxy Statement.
Shareholders may submit proposals on matters appropriate for shareholder action at meetings of our shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion in the proxy statement relating to our fiscal 2016 Annual Meeting of Shareholders, shareholder proposals must be submitted in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9785 South Monroe Street, Suite 300, Sandy, Utah 84070 and must be received by us no later than June 10, 2015 and must otherwise satisfy the conditions established by the Securities and Exchange Commission, or SEC, for shareholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
Shareholder Proposals for Presentation at Next Year's Annual Meeting.
If a shareholder wishes to present a proposal, including a director nomination, at our fiscal 2016 Annual Meeting of Shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9785 South Monroe Street, Suite 300, Sandy, Utah 84070 not less than 90 days, or July 10, 2015, nor more than 120 days, or June 10, 2015, prior to the first anniversary of the date on which we first mailed our proxy materials for the fiscal 2015 Annual Meeting, except that if the fiscal 2016 Annual Meeting date is changed by more than 30 days from the anniversary date of the fiscal 2015 Annual Meeting, such notice must be delivered not earlier than 120 days prior to the fiscal 2016 Annual Meeting date and not later than the close of business on the later of the 90th day prior to the fiscal 2016 Annual Meeting date or the 10th day following the day on which we first publicly announce the fiscal 2016 Annual Meeting date. If a shareholder fails to give timely notice of a proposal, the shareholder will not be permitted to present the proposal to the shareholders for a vote at our fiscal 2016 Annual Meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. We expect to report final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the annual meeting. You can obtain a copy of the Form 8-K, once it is filed, on our website at investor.lifevantage.com/sec.cfm, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED IN PROPOSAL 1 (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY) AND “FOR” PROPOSAL 2 AND PROPOSAL 3. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY'S BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of the following six individuals: Mr. Michael A. Beindorff, Mr. David S. Manovich, Mr. Garry Mauro, Mr. George E. Metzger, Mr. Richard Okumoto and Mr. Douglas C. Robinson. Each of these six individuals will be standing for election at our fiscal 2015 Annual Meeting of Shareholders. Each director elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director's death, resignation or removal. We encourage nominees for director to attend the annual meeting. All of the nominees for election as a director at last year's annual meeting of shareholders attended that meeting.
If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by a duly executed proxy will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following information is furnished with respect to each of the director nominees for election at the annual meeting:

Name	Age	Position with Company
Mr. Michael A. Beindorff	62	Director
Mr. David S. Manovich	62	Director
Mr. Garry Mauro	66	Director
Mr. George E. Metzger	67	Director
Mr. Richard Okumoto	62	Director
Mr. Douglas C. Robinson	51	President, CEO and Director
MR. MICHAEL A. BEINDORFF. Mr. Beindorff has been an independent member of our board of directors since January 2012. Mr. Beindorff brings more than thirty years of experience in general management, operations, sales and marketing with a strong track record of building and leading disciplined organizational teams, driving rapid, profitable growth and delivering results across a variety of business environments. He currently serves as Principal and President of the Far Niente Group, a management consultancy focused on helping clients build effective business models, strong differentiated brands, viable product lines and sustainable businesses while maximizing return on investment, a position he has held since 2008. From 2004 to 2008 he served as Chief Operating Officer of Exclusive Resorts, a private club for luxury travel experiences, where he helped build a strong leadership team and a profitable, sustainable business. From 2002 to 2004 he served as Principal & President of the Greentree Group, a management consultancy focused on helping clients build strong brands and effective business models. From 1999 to 2002 he served first as President & COO and then as Chairman & Chief Executive Officer of PlanetRx.com, an internet pharmacy and on-line health portal. From 1995 to 1999 he served as Executive Vice President of Marketing, Operations & Product Management for VISA. From 1978 to 1995 he held various positions leading global advertising, marketing and brand management for The Coca-Cola Company and Rhodes Furniture. Mr. Beindorff received his Bachelor of Science in Business Administration from the University of Alabama and his Masters of Business Administration from the Gouzuietta Business School at Emory University. Mr. Beindorff's broad background building and leading organizations, and experience in building strong sales and marketing, and branding initiatives brings to our board of directors expertise in operations and oversight as well as strong leadership and initiative.
MR. DAVID S. MANOVICH. Mr. Manovich has been an independent member of our board of directors since January 2012. Mr. Manovich has extensive experience in finance management and oversight, executive sales and marketing operations as well as distribution management and development. He currently serves as Managing Partner of D&S Investments, a private investment entity focused on portfolio management for long term capital appreciation, a position he has held since 2006. From 2001 to 2006 Mr. Manovich was retired. From 1999 to 2001, he served as Chief Operating Officer and Senior Vice President of @Road Inc., a start-up wireless data services company. From 1998 to 1999, he served as a Partner of Union Atlantic, LC, an investment and venture capital merchant banking company. From 1997 to 1998, he served as Executive Vice President at Apple Computer where he was responsible for worldwide sales and support. From 1996 to 1997, he served as Vice President of Sales for Fujitsu P.C. where he was responsible for sales and channel development for the U.S., Canada, Central and Southern America and Caribbean markets. From 1985 to 1996, he served in various positions at Apple Computer, including as Vice President of U.S. consumer division, Director of Business Markets and Country Manager for the UK/Ireland as well as Regional & District Sales Manager in the U.S. From 1983 to 1985, he served as District Manager and franchise owner of Entre Computer. He served as Controller of the Federal Home Loan Bank of Seattle in 1983. Mr. Manovich began his career at Deloitte, Haskins & Sells, where he served as a Certified Public Accountant from 1979 to 1983. Mr. Manovich received his Bachelor of Science in Business Administration with an emphasis on Marketing and Management from the University of Montana and his Masters of Business Administration with an emphasis on Finance from the University of Montana. Mr. Manovich's financial and accounting capabilities as well as his sales and marketing experience brings to our board of directors experience in executive oversight, expertise in financial modeling and insight, as well as leadership in operations.

MR. GARRY MAURO. Mr. Mauro has been an independent member of our board of directors since April 2008 and has served as the chairman of the board of directors since November 2013. Mr. Mauro has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities. From 1983 to 1999, he served as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the state's benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land board of directors, the School Land board of directors, the Parks and Wildlife board of directors for Lease, the Texas Department of Corrections board of directors for Lease, the University board of directors for Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council and co-chaired the Sustainable Energy Development Council. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor. Mr. Mauro's broad range of expertise brings to our board of directors experience in management and operations as well as strong leadership and oversight.
MR. GEORGE E. METZGER. Mr. Metzger has been an independent member of our board of directors since January 2012. Mr. Metzger has more than thirty years of experience in executive compensation, human resources, benefits and labor relations as well as workforce planning. In December 2007, Mr. Metzger retired from Textron Inc., a company with international operations in multiple industries. Mr. Metzger worked in various capacities while at Textron beginning in 1985, and most recently served as Vice President of Human Resources and Benefits from 2000 until December 2007. In this role he was responsible for Textron's networked integrated human resource delivery system, including account based healthcare plans, retirement plan redesign and reward structure. From 1976 to 1985, he worked for Rockwell International, most recently as Director Human Resources. He worked at Clark Equipment Company from 1969 to 1976, where he served as Director Labor Relations at the time of his departure. From June 2008 until March 2014, Mr. Metzger served on the board of directors of WorkWell Systems, Inc., a privately held physical medicine and workers' compensation solutions company. Mr. Metzger received his Bachelor of Science in Business Administration from Trine University. Mr. Metzger's extensive experience with executive compensation, labor relations and benefits brings to our board of directors experience in human resources oversight and workforce planning and development.
MR. RICHARD OKUMOTO. Mr. Okumoto has been an independent member of our board of directors since November 2012. Mr. Okumoto has over thirty years of corporate finance, operations, and strategy development experience in rapid growth technology companies in Silicon Valley. Mr. Okumoto is currently an adjunct professor in the Lucas Graduate School of Business MBA program at San Jose State University; a position he has held since 2008. He has been a principal with the consulting firm of Miller-Okumoto, Inc. since 2007. From 2008 to 2010 Mr. Okumoto was the audit committee chairman and a member of the compensation committee for Logic Vision, Inc., a publicly traded electronic design automation company. From 2007 to 2009 Mr. Okumoto was the chief financial officer of Advanced Micro-Fabrication Equipment, Inc., a global micro-fabrication equipment company. From 2003 to 2006 Mr. Okumoto was the chief financial officer of Photon Dynamics, Inc., a publicly held manufacturer of flat panel display test equipment. From 1998 to 2001 Mr. Okumoto was the chief executive officer of TMT, Inc., a manufacturer of test equipment for the global semiconductor industry, and the Vice-President and General Manager for the Analog, Linear, and RF test equipment division of the acquiring company, Credence Systems Corporation, a manufacturer of test equipment for the global semiconductor industry. From 1993 to 1998 Mr. Okumoto was the executive vice president and chief financial officer of Credence Systems Corporation. From 1990 to 1993 Mr. Okumoto was the Corporate Controller at Novellus Systems, Inc., a supplier of wafer fabrication equipment and services. From 1974 to 1990 Mr. Okumoto held finance and operations roles at such companies as: Fairchild Semiconductor Corporation, Measurex Corporation (Honeywell), Commodore Business Machines, Inc., Basys, Inc., and Digital Research Corporation. Mr. Okumoto also serves on the board of directors of Vantage Technology Corporation, a privately held micro-analytical metrology tool company. Mr. Okumoto received his Bachelor of Science in Business Administration with an emphasis in Accounting from San Jose State University and his Master of Arts in Communication and Leadership from Gonzaga University. Mr. Okumoto holds a Registered Financial Consultant designation: RFC®. Mr. Okumoto brings to our board of directors extensive business background in finance and accounting, general management, and business strategy as a public company chief financial officer and audit committee chairman, as a chief executive officer and division general manager, and practitioner and academic of business strategy.
MR. DOUGLAS C. ROBINSON. Mr. Robinson was appointed as our President and Chief Executive Officer in March 2011. Mr. Robinson served as a non-employee member of our board of directors from January 2010 to March 2011. During that time he served as chair of the Compensation Committee, served as the financial expert on our audit committee and was a member of the Executive Committee. Since March 2011 Mr. Robinson has continued to serve as an employee member of our board of directors. From 2007 to 2011 Mr. Robinson served as Chief Executive Officer of WorkWell Systems, Inc. a privately held physical medicine and workers' compensation solutions company. Prior to joining WorkWell Systems, from 2005 to 2007, Mr. Robinson served as SVP Healthcare Transformation for UnitedHealth Group. Prior to UnitedHealth Group, from 2002 to 2005, he led Deloitte Consulting's newly formed consumer-driven healthcare practice. From 2001 to 2002, Mr. Robinson served as SVP, National Practice Leader for SynHrgy, an outsourced provider of integrated human resource services including

Health and Welfare, Integrated Absence Management, Integrated Pension Administration, Workforce Administration and Compensation and Performance Management. From 1998 to 2001, as Director, Healthcare Consulting for PriceWaterhouseCoopers, Mr. Robinson sold and managed the first “full-replace” consumer-driven healthcare engagement from inception through installation, until his division was sold to Mellon Financial. Mr. Robinson began his career as a Senior Account Executive for Blue Cross of Washington and Alaska. Mr. Robinson holds a B.A. degree in Marketing/Public Relations and Speech Communications from Gonzaga University. Mr. Robinson's experience in corporate governance, oversight, operations and financial experience and leadership brings to our management team and board of directors a broad range of expertise and oversight.
Required Vote
Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The six nominees receiving the highest number of “FOR” votes will be elected.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO
THE 2010 LONG-TERM INCENTIVE PLAN TO INCREASE AUTHORIZED SHARES
Our board of directors is recommending that our shareholders approve an amendment to our 2010 Long-Term Incentive Plan ("2010 LTIP") to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 3,600,000. If the amendment is approved by shareholders, the total number of shares available for issuance under the 2010 LTIP would increase from 6,900,000 to 10,500,000. Our board of directors approved the amendment on August 21, 2014 (the "Amendment"), subject to shareholder approval. Other than the increase in shares, the Amendment effects no other material changes to the 2010 LTIP.
As of September 19, 2014, the record date for our fiscal 2015 Annual Meeting of Shareholders, there were 2,878,373 options to purchase shares of our common stock and awards with respect to 1,699,843 shares of restricted stock outstanding under the 2010 LTIP. As of September 19, 2014, 664,731 shares remained available for future equity grants under the 2010 LTIP. As of September 19, 2014, the fair market value of a share of our common stock (as determined by the closing price quoted on the Nasdaq on such date) was $1.21.
Our board of directors believes the proposed Amendment is necessary to the long term health of our company. We provide long-term incentives to our executives and employees in the form of equity compensation, which we believe aligns their interests with the interests of our shareholders and fosters an ownership mentality that drives optimal decision-making for the long-term health and profitability of our company. Equally important, equity compensation is critical to our continuing ability to attract, retain and motivate qualified employees.
Having an adequate number of shares available for future grants is necessary to promote our long-term success and the creation of shareholder value by:

•	Enabling us to continue to attract and retain the services of key employees who would be eligible to receive grants;

•	Aligning participants' interests with shareholders' interests through incentives that are based upon the performance of our common stock;

•	motivating participants, through equity incentive awards, to achieve long-term growth in the company's business, in addition to short-term financial performance; and

•	providing a long-term equity incentive program that is competitive as compared to other companies with who we compete for talent.
If the proposed Amendment to the 2010 LTIP is not approved by shareholders, we will essentially have no ability to grant equity compensation awards to employees and directors after November 30, 2014. The proposed Amendment is intended to provide us with a sufficient number of shares to satisfy our expected equity grant requirements through June 30, 2016, based on the current scope and structure of our equity incentive programs and the rate at which we expect to grant awards. This could change based on a number of factors, including if our expected rate of hiring increases significantly due to growth of the Company. The additional 3,600,000 shares of common stock that would become available for grant under the 2010 LTIP represents approximately 3.6% of the number of shares of our common stock outstanding as of September 19, 2014. Increasing the shares available for grant under the 2010 LTIP would have a dilutive effect of approximately 3.6% of the requested share reserve.
The approximate impact of the requested share reserve for the 2010 LTIP on shareholder dilution is shown in the below table (the below figures are a percentage of our outstanding shares as of September 19, 2014, the record date of our fiscal 2015 Annual Meeting of Shareholders):

Dilutive effect of new reserve shares under the 2010 LTIP	3.6%
Total potential dilution (including currently outstanding equity compensation awards)	3.2%
The complete text of the 2010 LTIP, as proposed to be amended, is attached as Annex A to this proxy statement. Shareholders are urged to review it together with the following information, which is qualified in its entirety by reference to the complete text of the 2010 LTIP. If there is any inconsistency between the description of the 2010 LTIP included in this proxy statement and the terms of the 2010 LTIP, the terms of the 2010 LTIP shall govern.
Description of the 2010 LTIP
Our board of directors adopted the 2010 LTIP in September 2010. The 2010 LTIP was amended in January 2012 to increase the number of shares that could be issued under the plan from 3,500,000 to 6,900,000. Unless terminated earlier, the 2010 LTIP will terminate on September 26, 2020.

Purpose of the 2010 LTIP. The purpose of the 2010 LTIP is to help promote the long-term success of our company and the creation of shareholder value by:

•	attracting and retaining the services of employees and key service providers who are eligible to receive awards;

•	motivating such employees, through the award of equity and performance-based compensation grants, to achieve long-term performance goals;

•	providing equity compensation awards that are competitive with similar companies; and

•
further aligning participants' interests with shareholders through compensation that is based upon the performance of our common stock which can thereby promote the long-term financial interest of our company and enhance of long-term shareholder return.

The 2010 LTIP seeks to achieve these purposes by providing for the following types of incentive awards: (i) stock options (which can be either incentive stock options or nonstatutory stock options), (ii) stock appreciation rights, (iii) restricted stock, (iv) stock units, and (v) cash-based performance awards.
Eligibility to Receive Awards. Our employees, directors and consultants are eligible to receive awards under the 2010 LTIP. The 2010 LTIP Committee determines, in its discretion, the persons who will be granted awards under the 2010 LTIP. As of September 30, 2014, approximately 184 full-time employees (including 8 officers, one of whom is also a director), no part-time employees and five non-employee directors would be eligible to participate in the 2010 LTIP.
Shares Subject to the 2010 LTIP. Currently, the maximum number of shares of common stock that can be issued under the 2010 LTIP is 6,900,000. If the Amendment described in this proposal is approved, the total number of shares that can be issued would increase from 6,900,000 to 10,500,000. The shares underlying forfeited or terminated awards become available again for issuance under the 2010 LTIP and shares that are utilized to pay an award’s exercise price or tax withholding obligations will not count against the maximum number of shares that may be issued.
Administration of the 2010 LTIP. Our board of directors has determined that its compensation committee will administer the 2010 LTIP in its capacity as the 2010 LTIP Committee. Subject to the terms of the 2010 LTIP, the 2010 LTIP Committee has the sole discretion, among other things, to:

•	select the individuals who will receive awards;

•	determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule);

•	correct any defect, supply any omission, or reconcile any inconsistency in the 2010 LTIP or any award agreement;

•	accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate; and

•	interpret the provisions of the 2010 LTIP and outstanding awards.
The compensation committee may also use the 2010 LTIP to issue shares under other plans or subplans as may be deemed necessary or appropriate to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates. In addition, awards may be subject to any policy that we may implement on the recoupment of compensation (referred to as a clawback policy). We will indemnify the members of our board of directors, the 2010 LTIP Committee and their delegates to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2010 LTIP.
Types of Awards
Awards issued under the 2010 LTIP will be evidenced by a written agreement entered into between our company and the recipient of the award. Such agreements will recite the specific terms and conditions of the award.
Stock Options. A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2010 LTIP Committee determines the number of shares covered by each stock option and the exercise price per share of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant of the stock option. The compensation committee may not subsequently reduce the exercise price of an option without shareholder approval.
Stock options granted under the 2010 LTIP may be either incentive stock options, or “ISOs,” or nonstatutory stock options, or “NSOs.” ISOs are subject to various limitations and requirements set forth in the Internal Revenue Code of 1986 and applicable regulations. For example, the per share exercise price for any ISO granted to any employee owning more than

10% of common stock may not be less than 110% of the fair market value of a share of our common stock on the date of grant and the ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2010 LTIP, as proposed to be amended, would provide that no more than 10,500,000 shares may be issued pursuant to the exercise of ISOs.
A stock option granted under the 2010 LTIP generally cannot be exercised until it becomes vested. The 2010 LTIP Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term life for stock options granted under the 2010 LTIP may not exceed 10 years from the date of grant.
The exercise price of each stock option granted under the 2010 LTIP must be paid in full at the time of exercise, either with cash or through a broker-assisted “cashless” exercise and sale program, or through another method approved by the 2010 LTIP Committee. The optionee must also make arrangements to pay any taxes that we are required to withhold at the time of exercise.
Stock Appreciation Rights. A stock appreciation right, or “SAR,” is the right to receive, upon exercise, an amount equal to the excess of the fair market value of the shares of common stock on the date of the SAR’s exercise over the fair market value of the shares of common stock covered by the exercised portion of the SAR on the date of grant. The 2010 LTIP Committee determines the terms of SARs including the exercise price (provided that such per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant), the vesting and the term of the SAR. The maximum term life for SARs granted under the 2010 LTIP may not exceed 10 years from the date of grant. The 2010 LTIP Committee may determine that a SAR will only be exercisable if our company satisfies performance goals established by the 2010 LTIP Committee. Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the 2010 LTIP Committee may determine.
Restricted Stock. Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the 2010 LTIP Committee. The 2010 LTIP Committee also will determine any other terms and conditions of an award of restricted shares. In determining whether an award of restricted shares should be made, and/or the vesting schedule for any such award, the 2010 LTIP Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the 2010 LTIP Committee may determine that an award of restricted shares will vest only if our company satisfies performance goals established by the 2010 LTIP Committee.
Stock Units. Stock units are the right to receive an amount equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The 2010 LTIP Committee will determine all of the terms and conditions of an award of stock units, including the vesting period. Upon each vesting date of a stock unit, the holder thereof will be entitled to receive an amount equal to the then fair market value of the shares on the settlement date. The 2010 LTIP Committee may determine that an award of stock units will vest only if our company satisfies performance goals established by the 2010 LTIP Committee. Payment for vested stock units may be in shares of common stock or in cash, or any combination thereof, as the 2010 LTIP Committee may determine. Settlement of stock units will generally occur within 30 days of vesting unless the participant has timely elected to defer such compensation.
Cash Awards. We may also award cash-based performance bonus opportunities to participants under the 2010 LTIP. Such cash awards will be (i) payable only in cash, (ii) paid based on achievement of performance goal(s) applying the performance criteria specified below and (iii) intended to qualify as performance-based compensation under Code Section 162(m).
Non-Employee Director Fees. Upon the affirmative determination of our board of directors to authorize such a provision, a non-employee director may elect to receive from 50% to all of his or her annual retainer payments in the form of restricted stock or stock units granted under the 2010 LTIP. The terms and conditions of such an arrangement will be determined by our board of directors. Our board of directors has authorized the foregoing.
General Terms of 2010 LTIP
Performance Goals and Annual Grant Limits. The 2010 LTIP specifies performance goals that the 2010 LTIP Committee may include in awards that are intended to qualify as performance-based compensation under Code Section 162(m). Including one or more of the specific performance goals in awards of restricted stock and stock units or in cash-based awards to Covered Employees (as defined below in the section entitled “Certain Federal Income Tax Information”) can permit these awards to qualify as performance-based compensation. Certain other awards, such as stock options, may qualify as performance-based compensation under Code Section 162(m) without the inclusion of any of the above performance criteria.
Approval of the material terms of the 2010 LTIP (which consists of participant eligibility, the foregoing specified performance condition criteria and the numerical limitations on the magnitude of grants or on the value of cash-based awards) by shareholders is necessary for grants to Covered Employees to qualify for the performance-based compensation exception to the income tax deduction limitations of Code Section 162(m).
Qualified performance-based compensation approved by shareholders is not subject to the Code Section 162(m) deduction limit. By seeking approval of the Amendment to the 2010 LTIP described in this proposal, our board of directors also intends to prevent Code Section 162(m) from limiting the deductibility of awards granted under the 2010 LTIP to Covered Employees. In this regard, the 2010 LTIP imposes the following annual per person grant limits on awards that are intended to constitute qualified performance-based compensation under Code Section 162(m).

Limit Per Fiscal Year
Equity Awards	1,250,000 shares
Cash Awards	$1,000,000
The above share grant limit is increased to 2,500,000 shares for equity awards that are granted in the fiscal year that the Covered Employee commences employment or when a participant first becomes a Covered Employee.
The 2010 LTIP specifies performance conditions that the 2010 LTIP Committee may include in awards intended to qualify as performance-based compensation under Code Section 162(m). These performance criteria shall be limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours:
(i) operating income; (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets or investment; (xii) earnings per share; (xiii) economic value added, or EVA; (xiv) stock price including without limitation total shareholder return; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) business development; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) information technology; (xxix) financings; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) internal controls; (xxxvii) policies and procedures; (xxxviii) accounting and reporting; (xxxix) strategic alliances, licensing and partnering; (xl) site, plant or building development; (xli) corporate transactions including without limitation mergers, acquisitions, divestitures and/or joint ventures; (xlii) customer satisfaction; (xliii) capital expenditures and/or (xliv) company advancement milestones.
However, it is impossible to be certain that all awards granted under the 2010 LTIP or any other compensation paid by the Company to Covered Employees will be tax deductible. Further, the 2010 LTIP does not preclude the Compensation Committee from making other compensation payments outside of the 2010 LTIP to Covered Employees even if such payments do not qualify for tax deductibility under Code Section 162(m). See also the discussion under the heading “Certain Federal Income Tax Information—Internal Revenue Code Section 162(m) Limits” below for further information on Code Section 162(m).
Limited Transferability of Awards. Awards granted under the 2010 LTIP generally are not transferrable other than upon death, or pursuant to a court-approved domestic relations order. However, the 2010 LTIP Committee may in its discretion permit awards other than ISOs to be transferred. Generally, where transfers are permitted, they will be permitted only by gift to a member of the participant’s immediate family or to a trust or other entity for the benefit of the member(s) of the participant’s and/or his or her immediate family.
Termination of Employment, Death or Disability. The 2010 LTIP Committee will determine the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death or disability, and the status of the award as vested or unvested.
Adjustments Upon Changes in Capitalization. In the event of a subdivision of the outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the number and class of shares issued under the 2010 LTIP and subject to each award, along with any exercise prices, as well as the number and class of shares available for issuance under the 2010 LTIP, shall each be equitably and proportionately adjusted by the 2010 LTIP Committee.
Corporate Transaction. In the event that our company is a party to a merger or other reorganization, outstanding 2010 LTIP awards will be subject to the agreement of merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards if our company is a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) full exercisability or full vesting, or (iv) cancellation of outstanding awards with or without consideration, in all cases with or without consent of the participant. Neither our board of directors nor the 2010 LTIP Committee must adopt the same rules for each award or participant. The 2010 LTIP Committee will decide the effect of a change in control of our company on outstanding awards. The 2010 LTIP Committee may, among other things, provide that awards will fully vest upon a change in control, or upon a change in control followed by an involuntary termination of employment within a certain period of time.
Term of the 2010 LTIP. The 2010 LTIP will continue in effect until September 26, 2020 or until earlier terminated by our board of directors.
Governing Law. The 2010 LTIP will be governed by the laws of the State of Colorado (which is the state of our company’s incorporation) except for conflict of law provisions.
Amendment and Termination of the 2010 LTIP. Our board of directors generally may amend or terminate the 2010 LTIP at any time and for any reason, except that our board of directors must obtain shareholder approval of material amendments, including any addition of shares, or any repricing or as may be required by applicable stock exchange rules.
Certain Federal Income Tax Information
The following is a general summary of the federal income tax consequences, as of the filing date of this proxy statement, to the Company and to U.S. participants for awards granted under the 2010 LTIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. The Company advises participants to consult with their own tax advisors regarding the tax implications of their awards under the 2010 LTIP.
Incentive Stock Options. For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares have been held by the participant for more than one year. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.
Nonstatutory Stock Options. A participant who receives an NSO generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for more than one year.
Stock Appreciation Rights. No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be short or long term capital gain or loss depending on whether the shares had been held by the participant for one year or more.
Restricted Stock. A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to a Code Section 83(b) election. Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares.
Stock Units. No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the vested stock units.
Income Tax Effects for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the 2010 LTIP in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO).
Internal Revenue Code Section 162(m) Limits. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one fiscal year with respect to the Company’s principal executive officer and each of the other three most highly compensated executive officers (other than the principal financial officer) (“Covered Employees”).
The 2010 LTIP is intended to enable certain awards to constitute performance-based compensation not subject to the annual deduction limitations of section 162(m) of the Code. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our board of directors and its compensation committee has not adopted a policy that all compensation must be tax deductible.
Internal Revenue Code Section 409A. Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by section 409A of the Code are broad and may apply to certain awards available under the 2010 LTIP (such as stock units). The intent is for the 2010 LTIP, including any awards available thereunder, to comply with the requirements of section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service.
Internal Revenue Code Section 280G. For certain employees, if a change in control of the Company causes an award to vest or become newly payable or if the award was granted within one year of a change in control of the Company and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the dollar limit provided in Code Section 280G (generally, this dollar limit is equal to three times the five year historical average of the employee’s annual compensation as reported on Form W-2), then the entire amount exceeding the employee’s average annual compensation will be considered to be an excess parachute payment. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount, for which the Company must withhold, and the Company cannot deduct the excess amount from its taxable income.
New Plan Benefits

All awards under the 2010 LTIP will be granted at the 2010 LTIP Committee’s discretion, subject to the limitations contained in the 2010 LTIP. Therefore, future benefits and amounts that will be received or allocated under the 2010 LTIP are not presently determinable.
Existing Plan Benefits
The following table sets forth the number of shares subject to stock options granted under the 2010 LTIP as of September 19, 2014.  These share numbers do not take into account the effect of options that have been canceled or that expired unexercised and do not reflect shares subject to other types of awards that have been granted to participants under the 2010 LTIP.

Name and Position	Number of Option Shares
Douglas C. Robinson, President and Chief Executive Officer	1,730,000
David S. Colbert, Chief Financial Officer	—
Robert M. Urban, Chief Operating Officer	150,000
Robert H. Cutler, General Counsel and Corporate Secretary	150,000
David K. Toda, Global Chief Marketing Officer (1)	—
Kirby L. Zenger, Former Chief Network Officer and Interim Country Manager for Japan (2)	75,000
All current executive officers as a group	2,066,500
All non-employee directors as a group	520,000
All employees as a group (excluding executive officers as a group)	455,650

(1)	Mr. Toda resigned from our company on July 11, 2014.

(2)	Mr. Zenger resigned from our company on May 30, 2014.
Securities Authorized For Issuance Under Equity Compensation Plans
The following table provides certain information as of June 30, 2014 with respect to all compensation plans under which shares of our common stock are authorized for issuance.

Equity compensation plan approved by security holders	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
2007 LTIP	2,186,801	$0.66	27,269
2010 LTIP	2,954,139	$1.56	585,515
All equity compensation plans approved by security holders	5,140,940	$1.18	612,784
A maximum of 10,000,000 shares of our common stock can currently be issued under the 2007 Long-Term Incentive Plan (“2007 LTIP”) in connection with the grant of awards. As of June 30, 2014, 27,269 shares of our common stock remained available for equity grants under our 2007 LTIP. Our 2010 LTIP replaced our 2007 LTIP for all equity based awards to our executive officers and other employees upon its adoption in September 2010. A maximum of 6,900,000 shares of our common stock can currently be issued under the 2010 LTIP in connection with the grant of awards, which will increase to 10,500,000 shares if this proposal is approved by our shareholders. As of June 30, 2014, there were 585,515 shares of our common stock available for equity grants under our 2010 LTIP. We do not maintain any equity compensation plans not approved by our stockholders.
Required Vote
The proposed amendment to the 2010 LTIP discussed above will be approved by our shareholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. In the event that shareholder approval is not obtained, we may not issue more than 6,900,000 shares of our common stock under the 2010 LTIP.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE AMENDMENT TO THE 2010 LTIP TO INCREASE THE
NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN.

PROPOSAL 3 - RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015, and has further directed that the selection of such firm be submitted to our shareholders for ratification.
Shareholder ratification of the selection of our independent registered public accounting firm is not required. However, the audit committee is submitting this proposal to our shareholders as a matter of good corporate governance. If our shareholders do not vote on an advisory basis in favor of the ratification of the selection of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015, the audit committee will review its future selection of an independent registered public accounting firm. Regardless of whether the selection is ratified, the audit committee in its discretion may, without resubmitting the matter for shareholders to approve or ratify, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.
We expect representatives of EKS&H LLLP to be present at the annual meeting and they will have the opportunity to make a statement at the annual meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.
The aggregate fees for professional services rendered for us by EKS&H LLLP are described in the Audit Committee Report included in the Audit Related Matters section of this proxy statement.
Required Vote
The ratification of the selection of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015 will be approved by our shareholders if the votes cast “FOR” the proposal exceed the votes cast AGAINST the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF EKS&H LLLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE
Director Independence
NASDAQ Stock Market Rules, or NASDAQ Rules, require that a majority of the members of our board of directors qualify as "independent," as affirmatively determined by our board of directors. Our board of directors has determined that each of Messrs. Beindorff, Manovich, Mauro, Metzger and Okumoto is an “independent director” under NASDAQ Rules.
Board Leadership Structure and Role in Risk Oversight
The leadership of our board of directors is currently structured such that the chair of our board of directors and chief executive officer positions are separated. Mr. Mauro, an independent director, has served as chair of our board of directors since November 2013. We believe having an independent chair of our board of directors has provided our board of directors with consistent, experienced and independent leadership that enhances the effectiveness of our board of directors. Our corporate governance guidelines do not require our board of directors to choose an independent chair or to separate the roles of chair and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time, and plans to keep the roles separated in fiscal 2015. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. If, in the future, the chair of our board of directors is not an independent director, our board of directors may designate an independent director to serve as a lead independent director.
Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure and financial reporting related risks, and the compensation committee oversees risks related to our compensation programs and practices. Our board of directors directly oversees our strategic and business risk, including geographic, product development and regulatory risks, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our board's leadership structure supports its role in risk oversight, with our President and Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer and our General Counsel responsible for assessing and managing risks facing our company on a day-to-day basis and the chair and other members of our board of directors providing oversight of such risk management.
Meetings of our Board of Directors and Committees
During the last fiscal year, our board of directors held 15 meetings. Each director who currently serves on our board of directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of our board of directors on which he served (held during the periods that he served).
Committees of our Board of Directors
Our board of directors has (1) an audit committee, (2) a nominating and corporate governance committee, (3) a compensation committee, and (4) a strategic planning committee.
Audit Committee
The audit committee was established by our board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of our audit committee are Messrs. Beindorff, Manovich and Okumoto, with Mr. Okumoto serving as chair. Our board of directors has determined that all three members of the audit committee qualify as “independent” under NASDAQ Rules. Our board of directors has also determined that each member of the audit committee meets the financial literacy and sophistication requirements set forth in the NASDAQ Rules and that Mr. Okumoto qualifies as “audit committee financial expert,” as that term is defined by SEC rules. Our board of directors made a qualitative assessment of Mr. Okumoto's level of knowledge and experience based on a number of factors, including his formal education, his past experience as a public company chief financial officer, and his experience reviewing and analyzing company financial statements as an investor and audit committee chair of a public company, and his other prior professional experience. The audit committee met six times during our last fiscal year.
The audit committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement.
The audit committee was established to:
a.assist board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm, and (iv) the performance of our internal audit function and independent registered public accounting firm;

b.prepare an audit committee report as required by the SEC to be included in our annual proxy statement;
c.evaluate the performance of and assesses the qualifications and independence of our independent registered public accounting firm;
d.determine and approve the engagement of our independent registered public accounting firm;
e.determine whether to retain or terminate our existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
f.review and approve the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;
g.monitor the rotation of partners of our independent registered public accounting firm on the audit engagement team as required by law;
h.confer with management and our independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;
i.review and approve all related-party transactions;
j.establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
k.review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm, including reviewing disclosures under the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained in our periodic reports.
Nominating and Corporate Governance Committee
The current members of the nominating and corporate governance committee are Messrs. Beindorff, Manovich and Mauro, with Mr. Manovich serving as chair. Our board of directors has determined that all three members of the nominating and governance committee qualify as "independent" under NASDAQ Rules. As long as our common stock remains publicly traded, each member of the nominating and corporate governance committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. The nominating and corporate governance committee met three times during our last fiscal year.
The nominating and corporate governance committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement.
The purpose of the nominating and corporate governance committee is to (1) identify individuals qualified to serve as members of our board of directors, (2) recommend nominees for election as directors, (3) develop and recommend to our board of directors corporate governance guidelines, and (4) provide oversight with respect to the evaluation of our board of directors, management, corporate governance and ethical conduct. In the process of performing its duties, the committee has engaged and may engage in the future, third-party board governance experts to evaluate board composition, analyze board contributions and review board activities and practices.
The nominating and corporate governance committee has the following authority and responsibilities:
a.identify and evaluate individuals qualified to serve as members of our board of directors (including individuals nominated by shareholders in proposals made in writing to our Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee's qualifications and are otherwise in compliance with applicable laws) and establish a process for recruiting suitable candidates to our board of directors, including identifying the characteristics and skills required by our board of directors and those existing on our board of directors;
b.identify and recommend for our board of directors' selection nominees for election as directors at the meeting of shareholders at which directors are to be elected;
c.recommend to our board of directors the appointment of directors to committees of our board of directors and, as appropriate, recommend rotation or removal of directors from such committees;
d.cause to be prepared and recommend to our board of directors the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by our board of directors;

e.cause to be prepared and recommend to our board of directors the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by our board of directors;
f.provide minutes of meetings of the committee to our board of directors, and to report regularly to our board of directors with respect to significant actions and determinations made by the committee;
g.at least annually, to review and reassess the charter of the committee and, if appropriate, recommend changes to our board of directors; and
h.make recommendations to our board of directors regarding issues of management succession.
Compensation Committee
The current members of the compensation committee are Messrs. Manovich, Mauro and Metzger, with Mr. Metzger serving as chair. Our board of directors has determined that all three members of the compensation committee qualify as "independent" under NASDAQ Rules. None of these individuals has at any time been an officer or employee of ours or any of our subsidiaries. There are no interlocking relationships between any of our executive officers and compensation committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past. As long as our common stock remains publicly traded, each member of the compensation committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. During our last fiscal year, the compensation committee met two times.
The compensation committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement. The charter of the compensation committee provides that the compensation committee has the overall responsibility of our board of directors relating to compensation for our executive officers and independent directors.
The compensation committee has the following authority and responsibilities:
a.assist our board of directors in developing and evaluating potential candidates for executive positions and to oversee the development of executive succession plans;
b.review and approve on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. The committee evaluates at least once a year our Chief Executive Officer's performance in light of these established goals and objectives and based upon these evaluations recommends to the independent members of our board of directors our Chief Executive Officer's annual compensation, including base salary, annual and long-term incentive compensation. The Chief Executive Officer is not present during any meeting of the committee during which it will vote upon or deliberate the compensation of the Chief Executive Officer;
c.review, approve and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers. The committee evaluates the performance of our executive officers and reviews, approves and recommends to our board of directors the annual compensation, including base salary, annual and long-term incentive compensation, for such executive officers, which is based on a proposal for such amounts submitted to the committee by our Chief Executive Officer;
d.review and approve the initial compensation, including salary, and incentive compensation, for newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer). The committee shall consider the proposals for compensation of such proposed newly hired executive officers submitted to the committee by our Chief Executive Officer. The committee may approve the compensation of newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer) without further approval by our board of directors;
e.provide oversight of management's decisions concerning the performance and compensation of our other officers, employees, consultants and advisors. The committee may delegate its authority on these matters with regard to non-officer employees and consultants to our officers and other appropriate supervisory personnel;
f.review and approve on an annual basis management's recommendations for the salary range of non-officer employees by pay grade, percent merit increases and annual incentive pools;
g.review our incentive compensation and other stock-based plans and recommend changes in such plans to our board of directors as needed. The committee has and exercises all the authority of our board of directors with respect to the administration of such plans;

h.select, retain and terminate such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion. The committee may invite such consultants and advisors to attend its meetings or to meet with any members of the committee. The committee has sole authority to approve the fees and retention terms relating to such consultants and advisors;
i.except with respect to the responsibilities set forth above regarding the compensation of our Chief Executive Officer, the committee may delegate its authority granted under its charter to a subcommittee of the committee (consisting either of a subset of members of the committee or, after giving due consideration to whether the eligibility criteria described above with respect to committee members and whether such other board of directors members satisfy such criteria, any members of our board of directors);
j.review executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Code, and other applicable laws, rules and regulations;
k.review and approve non-routine employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
l.review and recommend to our board of directors the compensation of independent directors, including annual and long-term incentive compensation; and
m.perform any other activities consistent with its charter, our certificate of incorporation and by-laws, applicable NASDAQ Rules and any other applicable law, as the committee or our board of directors deems appropriate.
Other Committees
In addition to the committees described above, we also have a strategic planning committee. The current members of the strategic planning committee are Messrs. Beindorff, Metzger and Okumoto, with Mr. Beindorff serving as chair. The strategic planning committee meets on an ad hoc basis as our board of directors deems necessary to review and advise our board of directors with respect to matters assigned by our board of directors to this committee from time to time.
Director Nominations
Criteria for Board Membership
In selecting candidates for appointment or election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board of directors, and seeks to insure that at least a majority of the directors are independent under NASDAQ Rules, that members of the audit committee meet the financial literacy and sophistication requirements under NASDAQ Rules and that at least one member of the audit committee qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, willingness to devote adequate time to board duties, the interplay of the nominee's experience and skills with those of other directors and the extent to which the nominee would be a desirable addition to our board of directors and any of its committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of our company and our shareholders. The nominating and corporate governance committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective into account in identifying and selecting director nominees.
Shareholder Recommendations
The nominating and corporate governance committee will consider qualified candidates for director suggested by shareholders by applying the criteria for board membership described above. If a shareholder submits a director recommendation, the nominating and corporate governance committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be qualified, the nominating and corporate governance committee will follow the evaluation process described below. If the nominating and corporate governance committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and after following the evaluation process described below, it will recommend such person's nomination to our board of directors.
Separately, our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to our board of directors at our annual meeting of shareholders. Such nominations may be made only if the shareholder has given timely written notice to our Corporate Secretary containing the information required by our bylaws, including as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such shareholder, as they appear on our books, and of such beneficial owner and the class and number of shares of our company which are owned beneficially and of record by such shareholder and such beneficial owner. To be timely, the notice given by a shareholder must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year's annual meeting, except that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year's meeting, such notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting.
Process for Identifying and Evaluating Nominees
Generally, before recommending to the board a slate of nominees for director, the nominating and corporate governance committee will consider each incumbent director's performance on our board of directors and willingness to continue in service. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will recommend for nomination incumbent directors with skills and experience that are relevant to our business and who are willing to continue in service. If the nominating and corporate governance committee determines to seek one or more new director candidates who would add particularly desired skills, experience or attributes to our board, if an incumbent director is not willing to stand for re-election, or if a vacancy on our board of directors occurs between annual shareholder meetings and our board of directors determines to fill such vacancy, the nominating and corporate governance committee will generally identify the desired skills and experience of a new nominee based on the criteria for board membership described above and any specific needs of our board of directors at the time. Under ordinary circumstances, the nominating and corporate governance committee will then seek suggestions from other members of our board of directors and our senior management as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our board of directors, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each potential nominee's qualifications and check relevant references; in addition, such individuals will be interviewed by at least one member of the nominating and corporate governance committee. Under ordinary circumstances, following this process, the nominating and corporate governance committee will determine whether to recommend to our board of directors that a potential nominee be presented as a nominee for election by the shareholders or be appointed to fill a vacancy on our board of directors, as the case may be. Generally, our board of directors nominates for election at our annual shareholder meetings the individuals recommended by the nominating and corporate governance committee.
Shareholder Communications With the Board of Directors
Shareholders interested in communicating with our board of directors, a board committee, the independent directors or an individual director may do so by sending an email to our Corporate Secretary at Investor@lifevantage.com or writing to our board of directors, LifeVantage Corporation, 9785 South Monroe Street, Suite 300, Sandy, Utah 84070, Attention: Corporate Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of our board of directors or the appropriate committee, as applicable.

EXECUTIVE OFFICERS
The following table sets forth the names, ages and titles of our executive officers.

Name	Age	Position with Company
Mr. Douglas C. Robinson	51	President, Chief Executive Officer and Director
Mr. David Colbert	45	Chief Financial Officer and Treasurer
Mr. Robert Urban	55	Chief Operating Officer
Mr. Dave Phelps	58	Chief Sales Officer
Dr. Shawn Talbott	47	Chief Science Officer
Mr. Robert H. Cutler	46	General Counsel and Corporate Secretary
Mr. Ryan Thompson	44	Senior Vice President of Global Sales
Ms. Michelle Oborn-Virchow	34	Vice President of Human Resources
Each officer serves at the discretion of our board of directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal.
Set forth below is a description of the background of each of the executive officers listed above, other than Mr. Robinson. For a description of the background of Mr. Robinson, please see “PROPOSAL 1 - ELECTION OF DIRECTORS,” above.
MR. DAVID COLBERT. Mr. Colbert was appointed as our Chief Financial Officer in August 1, 2012. Prior to joining us, Mr. Colbert was the Vice President and Chief Financial Officer of Park City Group, Inc., a publicly held software-as-a-service company, from July 2010 to August 2012. From September 2005 until July 2010, Mr. Colbert was co-founder, Chief Financial Officer and Vice President of Operations for Sendside Networks, Inc., a privately held software-as-a-service company. Mr. Colbert spent 14 years with Kimberly-Clark Corporation, a Standard & Poor's 500 company, where he held various positions of increasing responsibility in finance, accounting and strategic planning. In his final Kimberly-Clark role, Mr. Colbert was responsible for all accounting, reporting and strategic analysis for a wholly-owned subsidiary of Kimberly-Clark. Mr. Colbert holds a bachelor's degree in Finance from the University of Iowa and a master's degree in Business Administration from Emory University.
MR. ROBERT URBAN. Mr. Urban was appointed as our Chief Operating Officer on May 29, 2012. Between May 2008 and May 2012, Mr. Urban held various positions with WorkWell Systems, Inc., a privately held physical medicine and workers' compensation solutions company, including President, Chief Executive Officer and Chief Operating Officer. From September 2006 to May 2008, Mr. Urban was Chief Operating Officer and Vice President of Engineering for Home Technologies, Inc. Mr. Urban earned a bachelor's degree in Mechanical Engineering from Gonzaga University and a master's degree in Business Administration from University of Washington.
MR. DAVE PHELPS.  Mr. Phelps is our global Chief Sales Officer.  He was appointed to this position in November 2013 and has executive responsibility for all of the company’s sales and marketing strategies throughout all markets.  From September 2012 through August 2013, prior to joining our company, Mr. Phelps served as the Senior Vice President of Business Development for Organo Gold, an international network marketing company.  Prior to that and for a period of two years from July 2010 through August 2012, Mr. Phelps served as one of five worldwide presidents for MonaVie, a leading network marketing brand.  His primary responsibilities as a MonaVie President included total top and bottom line executive management for all markets in Southeast Asia.  From January 2007 until May 2010, Mr. Phelps served as the Senior Vice President of Global Sales and Marketing for sister network marketing companies with common ownership, FFi and Jeunesse Global.  Mr. Phelps studied international politics, business and law and holds a Juris Doctor degree from Brigham Young University.
DR. SHAWN TALBOTT. Dr. Talbott was appointed as our Chief Science Officer in January 6, 2014. Prior to joining our company, Dr. Talbott was Chief Science Officer of MonaVie, an international direct selling company, from January 2012 to January 2014. From January 2009 until December 2011 Dr. Talbott was a scientific adviser for Xango, an international direct selling company. Dr. Talbott is the recipient of a several competitive research awards and has published over 200 articles and 10 books on nutrition, health and fitness. He holds a Diploma in Sports Nutrition from the International Olympic Committee and has served as a nutrition consultant and educator for elite-level athletes in a variety of sports. Dr. Talbott received his M.S. in Exercise Science from University of Massachusetts and his Ph.D. in Nutritional Biochemistry from Rutgers University. He has completed the Entrepreneurial Master's Program from the Massachusetts Institute of Technology, and is a Fellow of both the American College of Sports Medicine and the American College of Nutrition.
MR. ROBERT H. CUTLER. Mr. Cutler became our General Counsel and Corporate Secretary in December 2011. From February 2011 until December 2011, Mr. Cutler was the Vice President of Business Development at Somaxon Pharmaceuticals, Inc., a publicly held pharmaceutical company. From July 2001 through February 2010, Mr. Cutler held various positions with

Biogen Idec, Inc., a publicly held biotechnology company, including Senior Director of Business Development and Associate General Counsel. Mr. Cutler was an attorney with the law firm of Brobeck, Phleger & Harrison from April 1999 through July 2001 and with the law firm of Holland & Hart from July 1996 through April 1999. Mr. Cutler received his juris doctorate degree from Brigham Young University and a bachelor's degree in Finance from the University of Utah.
MR. RYAN THOMPSON.  Mr. Thompson is our Senior Vice President of Global Sales. He was appointed Vice President of Sales in February 2009 and became Senior Vice President in August 2010.  Prior to joining our company, Mr. Thompson was a co-founder of Zrii, LLC, an international network marketing company, where he served as Vice President of Sales from March 2007 until February 2009. In 2006, he served as Vice President of Marketing for CoreVital LLC, and from 1995 through 2006 he filled various roles at direct selling companies Nu Skin Enterprises, Inc. and Tahitian Noni International (now known as Morinda Bioactives) including National Sales Director, Director of Competitive Intelligence, and Director of Latin America Business Development. Mr. Thompson studied Psychology and holds a bachelor's degree from Brigham Young University.
MS. MICHELLE OBORN-VIRCHOW. Ms. Oborn-Virchow became our Vice President of Human Resources in July 2012, prior to which she served as our Director of Human Resources since February 2009. From May 2008 until February 2009, Ms. Oborn-Virchow was the Human Resources Manager at Zrii LLC, an international network marketing company. Ms. Oborn-Virchow earned a bachelor's degree in Political Science from the University of Utah and holds a Senior Professional in Human Resources Certification from the Human Resource Certification Institute.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
In this section, we describe the material components of compensation that were paid or awarded to, or earned by, our “named executive officers,” in fiscal 2014. We provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement and we address actions taken regarding executive compensation after the end of fiscal 2014 that could affect a fair understanding of a named executive officer's compensation during fiscal 2014.
Our named executive officers, or our NEOs, for fiscal 2014 and their principal positions are:

NEO	Position
Douglas C. Robinson	President and Chief Executive Officer
David S. Colbert	Chief Financial Officer and Treasurer
Robert M. Urban	Chief Operating Officer
Robert H. Cutler	General Counsel and Corporate Secretary
David K. Toda	Global Chief Marketing Officer (1)
Kirby L. Zenger	Former Chief Network Officer and Interim Country Manager for Japan (2)

(1)
Mr. Toda was appointed as our Chief Marketing Officer in August 2013, prior to which time Mr. Toda served as our President and Managing Director, Asia Pacific. Mr. Toda resigned from our company on July 11, 2014.

(2)
Mr. Zenger was appointed as our Interim Country Manager for Japan in October 2013 and retained his title as Chief Network Officer. Mr. Zenger held these positions until he resigned from our company on May 30, 2014.

This section is divided into three parts:

•	Part I-Compensation Principles and Processes. In this part we describe the important principles, processes and tools that help us determine compensation for our NEOs.

•
Part II-Compensation Components. In this part we discuss the three material components of NEO compensation -base salary, annual and long-term incentive opportunities - and actual compensation paid or awarded to, or earned by, our NEOs in fiscal 2014.

•	Part III-Other Matters. In this part we discuss other compensation practices that affect how we compensate our NEOs and actions taken regarding executive compensation after the end of fiscal 2014.

PART I. COMPENSATION PRINCIPLES AND PROCESSES
Our Compensation Principles and Objectives
Our executive compensation program is designed to be fair, reasonable and competitive and to attract, retain and motivate talented executives capable of achieving our business objective of creating long-term shareholder value. We actively seek to foster a pay-for-performance environment that encourages our executive officers to enhance shareholder value. To this end, we seek to establish a compensation program linked directly to the delivery of long-term returns to our shareholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values.
To ensure that our compensation programs support our business objectives, we observe several core compensation principles and objectives. We believe our executive compensation program should:

•	manage the distribution of gains between our NEOs and our shareholders;

•	reward company and individual performance;

•	maintain an appropriate balance between base salary and annual and long-term incentive opportunities;

•	be externally competitive and internally equitable; and

•	give us the flexibility to attract, retain and motivate talented executives.

Compensation Committee
Our compensation principles and objectives are sustained, in part, by our board of directors and the independent oversight of NEO compensation by its compensation committee. The compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and recommending to our board of directors the base salary, annual and long-term incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers, including our NEOs.
The compensation committee has the authority and responsibility to review and recommend to the board of directors on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer, or CEO. The compensation committee evaluates at least annually the performance of our CEO in light of these established goals and objectives. The compensation committee, based upon its evaluations, makes a recommendation regarding our CEO's annual compensation to the independent members of our board of directors for its approval. Our CEO is not present during any meeting of the compensation committee during which it votes upon or deliberates regarding the compensation of our CEO.
The compensation committee also has the authority and responsibility to review and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our executive officers, including our NEOs, other than our CEO. The compensation committee evaluates the performance of these executive officers and reviews and recommends to our board of directors the compensation, including base salary and annual and long-term incentive compensation, for such executive officers. The compensation committee's recommendation in this regard is based, in part, on amounts proposed by our CEO.
Our compensation committee is composed entirely of “independent outside directors,” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under NASDAQ Rules. A complete description of the authority and responsibility of our compensation committee is set forth in its charter, which is available on our website at http://investor.lifevantage.com/governance.cfm and in print upon request. Our website does not constitute part of this proxy statement.
To assist it with fulfilling its responsibility for making NEO compensation decisions consistent with the principles and objectives discussed above, the compensation committee utilizes a variety of tools, as described below.
Compensation Consultant
For fiscal year 2014, the compensation committee engaged Barney & Barney as an independent compensation consultant. Specifically, Barney & Barney was engaged to review and refine our peer group of companies and assess, relative to our peer group, total compensation of our executives, compensation of our board of directors and to develop long-term incentive grant guidelines and strategies for all employees. The compensation committee had previously engaged Barney & Barney in fiscal years 2011, 2012 and 2013 to provide similar services.
The compensation committee has the exclusive right to select, retain and terminate Barney & Barney as well as to approve any fees, terms or other conditions of its compensation advisory services. Barney & Barney and its lead compensation consultant report directly to the compensation committee, but when directed to do so by the compensation committee, work cooperatively with our executive officers to develop analyses and proposals for presentations to the compensation committee. The compensation committee will review Barney & Barney's performance on at least an annual basis and will determine whether to continue that relationship.
The compensation committee concluded that Barney & Barney is independent and that its work in advising the compensation committee does not raise any conflict of interest. In making such determination, the compensation committee considered, among other things, (i) the provision of other services to us by Barney & Barney; (ii) the amount of fees received by Barney & Barney from us, as a percentage of Barney & Barney's total revenue; (iii) Barney & Barney's policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Barney & Barney with members of the compensation committee; (v) any of our stock owned by Barney & Barney; and (vi) any business or personal relationship of Barney & Barney with our executive officers.
CEO Recommendations
As discussed above, the compensation committee relies upon our CEO for compensation recommendations for the NEOs other than himself. Our CEO and the compensation committee discuss our CEO's assessment of the NEOs and any other factors the CEO believes may be relevant for the compensation committee's consideration.
FY2014 Peer Group
In April 2013, the compensation committee engaged Barney & Barney to review and refine our peer group for market assessments for fiscal year 2014 (our “FY2014 Peer Group”). Barney & Barney considered industry, company size and location as selection criteria in identifying appropriate peer companies. Our compensation committee uses the peer group to establish a framework for evaluating our NEO compensation practices. Based on recommendations made by Barney & Barney, the compensation committee approved revisions to our previously selected peer group. Our FY2014 Peer Group consists of the following companies:

Nutrisystem	Acorda Therapeutics	Auxilium Pharmaceuticals
Aceto Corporation	Gaiam	Genomic Health
Hi-Tech Pharmacal	The Medicines Company	Mannatech
Nutraceuticals Internationals	Natural Alternatives	Vitacost.com
Depomed	Obagi Medical Products	Spectrum Pharmaceuticals
Nature's Sunshine	Omega Protein	Optimer Pharmaceuticals
PetMed Express	Questcor Pharmaceuticals	QuinStreet
ViroPharma
At the time the compensation committee determined our FY2014 Peer Group in April 2013, each peer group company had a market capitalization of $1 billion or less, total revenue of between $100 million and $600 million, and between 200 and 700 employees. Because of the limited number of public companies in our industry that meet our other criteria, the compensation committee selected companies in industries similar to our industry, including neutraceuticals, network marketing and life sciences. The compensation committee used data from our FY2014 Peer Group companies to help ensure that the compensation of NEOs was competitive and that its decisions were appropriate. The compensation committee generally believes that the compensation of our NEOs should be set within a range of plus or minus 20% of the 50th percentile of the compensation of persons in reasonably similar positions at companies in our FY2014 Peer Group.
Prior-Year Say-on-Pay Lookback
Because we were a smaller reporting company until June 30, 2012, we were not required to and we did not submit to our shareholders a non-binding advisory vote on NEO compensation until our fiscal 2013 Annual Meeting of Shareholders held in November 2012. At that meeting, more than 70% of shareholder votes were cast in favor of approving NEO compensation for fiscal 2012. Even though the shareholder vote is purely advisory and non-binding, when designing our executive compensation program for fiscal 2014, the compensation committee considered, among other things, the fiscal 2013 voting results and the significant shareholder support of our compensation arrangements for the NEOs and determined not to make any significant changes to the design of our executive compensation program for fiscal 2014.
At our fiscal 2013 Annual Meeting of Shareholders, our shareholders also voted in favor holding an advisory vote on the compensation of our executive officers once every three years. As such, we do not intend to hold another advisory shareholder vote on our NEO compensation until our fiscal 2016 Annual Meeting of Shareholders.
Compensation Risk Analysis
The compensation committee annually reviews our executive compensation program, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on our company. The compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our long-term incentive awards have been structured to provide longer term incentives that correlate with total shareholder return. As a result, the compensation committee believes our executive compensation program strikes a balance between providing secure compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.
PART II. COMPENSATION COMPONENTS
The three components of our executive compensation program are base salary and annual and long-term incentives. While no specific formula is used to determine the allocation of a NEO's total annual compensation among these three components, we strive to achieve market competitive pay in each compensation component. An undergirding principle in each of the compensation components is that the compensation of our executives should correlate with their level of performance. In addition, the compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation.

Base Salary
Base salary is the primary fixed component of our executive compensation program. We believe that base salaries should provide a fixed level of competitive compensation to help us attract and retain strong executive talent and compensate executives for services rendered during the fiscal year.
For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive's qualifications and experience, the competitive recruiting environment for his or her services, the executive's anticipated role and responsibilities with our Company, the executive's past compensation history, and comparisons to market data regarding compensation levels for comparable executives of other companies in our peer group.
How Our CEO's Base Salary is Determined
Under the compensation committee's charter, each year the compensation committee reviews and recommends to the board of directors the corporate goals and objectives with respect to our CEO's compensation, including base salary. The compensation committee evaluates the CEO's performance in light of the established corporate goals and objectives and whether our CEO's compensation falls within a range of plus or minus 20% of the 50th percentile of the compensation of other CEOs in our peer group. Based on such evaluation, the compensation committee recommends our CEO's compensation, including base salary, to the independent members of the board of directors for their approval. The independent members of the board of directors collectively have the discretion to set our CEO's base salary. Our CEO is not present during the portion of any meeting of the compensation committee during which it votes on or deliberates regarding the compensation of our CEO.
In June 2013, the independent members of our board of directors, upon the recommendation of the compensation committee, approved an increase in Mr. Robinson's annual base salary from $477,100 to $565,000 effective July 1, 2013. The increase was recommended by the compensation committee and approved by the independent members of our board of directors based on, among other factors, Mr. Robinson's performance and contribution to our business and to make his annual base salary more competitive among the base salaries of the chief executive officers of the companies in our FY2014 Peer Group. As a result of this increase, Mr. Robinson's annual base salary is now at approximately the 50th percentile of the base salaries of the chief executive officers of the companies in our FY2014 Peer Group.
How Our Other NEOs' Base Salaries are Determined
At least annually, the compensation committee reviews our performance evaluation process and compensation structure for our executive officers, including our NEO. Among other things, the compensation committee compares the compensation of our executive officers against data derived from an analysis of similar executive officers in our peer group and reviews each executive officer's performance with our CEO. Following its evaluation and review, the compensation committee recommends to our board of directors the base salary of each executive officer, other than our CEO. In making such recommendations, the compensation committee considers proposals and recommendations of our CEO. The base salaries of our executive officers, including our NEOs other than our CEO, are established by our board of directors after taking into account the recommendation of the compensation committee. See “PART I. COMPENSATION PRINCIPLES AND PROCESSES-Compensation Committee.”
Similar to the base salary of our CEO, we believe that the base salary of our other NEOs should be competitive with the base salary ranges for persons in similar positions at the companies within our peer group and should generally be set within a range of plus or minus 20% of the 50th percentile of the base salaries of such persons.
In June 2013, our board of directors, based on the recommendation of the compensation committee and our CEO, approved increases to the annual base salaries payable to each of Messrs. Colbert, Cutler, Urban and Zenger effective July 1, 2013. Mr. Colbert's annual base salary was increased from $310,000 to $325,000, Mr. Cutler's annual base salary was increased from $335,100 to $352,000, Mr. Urban's annual base salary was increased from $345,000 to $370,000, and Mr. Zenger's annual base salary was increased from $265,000 to $276,300. As a result of these increases, the annual base salary paid to each of Messrs. Colbert, Cutler, Urban and Zenger is approximately the 50th percentile of the annual base salaries of the executive officers holding comparable positions at the companies in our FY2014 Peer Group. In May 2014, Mr. Toda's employment was reduced to part time and his annual base salary was reduced from approximately $382,000 to $120,000.
Annual Incentive Plan
The second material component of our NEOs' compensation is the opportunity to earn cash incentives under one of our annual incentive plans. Generally, we believe annual incentives should:

•	Reward the NEOs for business and individual performance;

•	Encourage effective short-term performance while balancing long-term focus;

•	Provide a significant portion of total compensation opportunity that is at risk; and

•	Be externally competitive and internally equitable.
Effective July 1, 2013, we adopted an annual incentive plan for fiscal 2014 (the "FY2014 Incentive Plan") to provide cash incentives to our eligible employees, including our NEOs, based on achievement of specified performance goals.
FY2014 Incentive Plan
Awards under the FY2014 Incentive Plan are comprised of two parts: a corporate component and an individual component. The corporate component is based on corporate financial performance, including revenue and our earnings before interest, taxes, depreciation and amortization, or EBITDA. The individual component is based on individual performance relative to individual goals set by the individual NEO and our CEO. The relative weight assigned to the corporate and individual components is 70% and 30%, respectively. The actual amount of the annual incentive plan payment with respect to the two components could vary depending upon the percentage of the respective goals that are achieved. The target bonus amount for Mr. Robinson is 72% of his annual base salary and the target bonus amount for the other eligible NEOs is 50% of their respective annual base salaries. The maximum bonus amount for fiscal 2014 for Mr. Robinson was 126% of his annual base salary and the maximum bonus amount for the other eligible NEOs was 87.5% of their respective annual base salary. Each of NEOs was eligible to participate in the FY2014 Incentive Plan. Participants who were not employed for the entire fiscal year but were employed during the first six months were eligible for pro-rated awards.
In fiscal 2014, our NEOs were not eligible to receive a corporate component unless we met targets for revenue and EBITDA of $253.0 million and $39.0 million, respectively, and our NEOs were not eligible to receive an individual component unless we met our threshold targets for revenue and EBITDA of $237.2 million and $34.9 million, respectively. We did not meet either threshold and, as a result, none of our NEOs earned a cash incentive for fiscal 2014.
Long-Term Incentive Plan
The third material component of our NEOs' compensation includes awards granted under our 2010 Long-Term Incentive Plan, or 2010 LTIP. Historically, we have not granted LTIP awards as compensation for past performance, but instead we believe that LTIP awards should:

•	align NEO's incentives directly with shareholder value;

•	encourage performance that increases long-term shareholder return;

•	serve as a retention tool; and

•	give NEOs a meaningful equity stake in our business.
     To date, the 2010 LTIP awards granted to our NEOs have been either stock options or restricted stock awards, in each case subject to time-based vesting. However, our 2010 LTIP allows for the grant of other types of equity awards as well, and in the future we may grant other types of equity awards to our NEOs that are consistent with the terms of the 2010 LTIP.
The compensation committee approves all 2010 LTIP awards to our employees, except for 2010 LTIP awards to our executive officers, including our NEOs. 2010 LTIP awards to our executive officers, including our NEOs, are made by our board of directors after considering recommendations made by the compensation committee.
Our NEOs received 2010 LTIP awards as detailed in the “Grants of Plan-Based Awards” table. In the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table, we report the actual grant date value and terms of the awards granted in fiscal 2014 to each NEO.
The compensation committee determines the number of shares of stock subject to 2010 LTIP awards granted to a newly-hired executive officer, other than a newly-hired CEO, based on such factors as his or her level of responsibility, experience and capabilities and the current market practices. See “-Base Salary.”
Other Components
As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits to our NEOs on a basis that is different from other eligible employees, and such perquisites or benefits represent only a minor portion of the total compensation of the NEOs. We maintain health, dental, long term and short term disability, and vision insurance plans for the benefit of all eligible employees, including our NEOs. We pay for basic coverage under each of these benefit plans and any premium in excess of the basic coverage is paid by the employee. We also provide wealth accumulation benefits to eligible employees, including our NEOs, in the form of a 401(k) savings plan. These benefit programs are offered on the same basis to all employees, including our NEOs.

PART III. OTHER MATTERS
Employment Agreements
We currently have employment agreements with several of our executive officers, including our NEOs Messrs. Robinson, Colbert, Cutler and Urban. Until their employment terminated with us, we had an employment agreement with Mr. Toda and Mr. Zenger was entitled to certain benefits under a key executive benefits package contract. Below is a summary of the material terms of the employment agreements we had in place with Messrs. Robinson, Colbert, Cutler, Toda and Urban on June 30, 2014. Although Mr. Zenger's key executive benefits package terminated on May 30, 2014 upon the termination of his employment, we provide a summary of the material terms of his key executive benefits package to provide an understanding of Mr. Zenger's compensation during fiscal 2014.
Douglas C. Robinson
On March 26, 2014, we entered into an amended and restated employment agreement with Mr. Robinson. The amended and restated employment agreement superseded in its entirety Mr. Robinson's prior employment agreement dated effective as of March 14, 2011 and which would have automatically terminated on June 30, 2014 in accordance with its terms. Mr. Robinson's employment agreement will automatically terminate on June 30, 2016 unless extended by mutual written consent of the company and Mr. Robinson. Prior to his commencement of employment, Mr. Robinson had been serving on our board of directors and he has continued to serve on our board of directors since such time.
Base Salary. Mr. Robinson's amended and restated employment agreement sets his annual base salary at $565,000, which has been his annual base salary since July 1, 2013. His employment agreement provides that his annual base salary is subject to increase or decrease at the discretion of our board of directors.
Stock Options. As set forth in his original employment agreement, we granted Mr. Robinson stock options to purchase up to 1,610,000 shares of our common stock pursuant to our 2010 LTIP. These options vested as of the dates specified below and have the exercise prices per share specified below:

Shares Subject to Option	Exercise Price Per Share	Vesting Date
110,000	$0.75	March 15, 2011
500,000	$0.75	June 30, 2012
500,000	$1.20	June 30, 2013
500,000	$1.75	June 30, 2014
 Annual Incentives. Mr. Robinson is eligible for an annual cash performance incentive based on the achievement of performance objectives determined by our board of directors with input from Mr. Robinson. See “PART II. OTHER MATTERS-Annual Incentive Plan.”
Reimbursement of Expenses. Mr. Robinson's employment agreement provides that we will pay up to $20,000 annually to cover costs incurred by him for professional assistance with respect to personal financial and tax planning and compliance.
Severance. Mr. Robinson's employment with us is at-will and either he or we can terminate his employment at any time and for any reason or for no reason. If Mr. Robinson voluntarily terminates his employment without "good reason," if we terminate Mr. Robinson's employment for “cause” or if his employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive payment or benefits from us covering the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. We refer to the payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” collectively as the “Accrued Pay.”
If we terminate Mr. Robinson's employment without “cause” or if he resigns for "good reason," he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against our company and a covenant not to sue our company. So long as Mr. Robinson timely executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay specified above, he will be entitled to payments equal in the aggregate to his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment. His employment agreement also provides for a reduction in severance payments to the extent necessary to avoid the imposition of golden parachute excise taxes.
Change in Control. If, within 12 months after the occurrence of an event constituting a “change in control,” as described below, Mr. Robinson's employment terminates for any reason other than for cause, disability, death, presumed death or voluntary termination without “good reason,” or if Mr. Robinson resigns for “good reason,” then we will pay Mr. Robinson the payments and benefits described in the paragraph above as if his employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Mr. Robinson will immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and he will be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
For purposes of Mr. Robinson's employment agreement:

•	“cause” is generally defined as the occurrence of one or more of the following events:

◦
a charge, through indictment or criminal complaint, entry of pretrial diversion or sentencing agreement, or his conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, dishonesty or fraud, or any other criminal arrest (for example a D.U.I.) which we consider in appropriate or harmful to our interests;

◦
his willful refusal to perform in any material respect his duties and responsibilities for our company or his failure to comply in any material respect with the terms of his employment agreement or of the proprietary information and inventions agreement he signed and delivered to us, or our policies and procedures;

◦	fraud or deceptive or other illegal conduct in the performance of his duties;

◦	his material breach of a material term of his employment agreement; or

◦	any conduct by him which is materially injurious to our company or materially injurious to our business reputation;

•	“good reason” is generally defined as the occurrence of one or more of the following events without Mr. Robinson's consent:

◦	a material diminution in his responsibilities, duties or authority;

◦	a material diminution in his base salary; or

◦	our material breach of a material term of his employment agreement;

•
“disability” is generally defined to occur when Mr. Robinson is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for at least 12 continuous months; and

•	a “change in control” is generally deemed to have occurred if:

◦
any merger, consolidation or business combination in which the shareholders of our company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity;

◦	the sale or other disposition of all or substantially all of our company's assets;

◦	the acquisition of beneficial ownership or control of a majority of our outstanding shares by any person or entity;

◦	our company's dissolution or liquidation;

◦
a contested election of directors, as a result of which or in connection with which the persons who were directors before such election or their nominees cease to constitute a majority of our board of directors; or

◦	any other event specified by our board of directors.
David S. Colbert
We entered into an employment agreement with Mr. Colbert effective August 1, 2012, pursuant to which Mr. Colbert was appointed our Chief Financial Officer.
Base Salary. Mr. Colbert's employment agreement initially set his annual base salary at $310,000. Our board of directors, based on the recommendation of the compensation committee and our CEO, approved an increase to Mr. Colbert's annual base salary from $310,000 to $325,000 effective July 1, 2013.

Equity Awards. On the effective date of Mr. Colbert's employment agreement, Mr. Colbert received an award consisting of 82,000 shares of restricted stock. The award of restricted stock is subject to a time-based vesting schedule, with one-fourth of the shares of restricted stock to incrementally vest on each of the first four anniversaries of the date on which Mr. Colbert's employment commenced, beginning with August 1, 2013. Vesting of the restricted stock award is subject to Mr. Colbert providing services to us through the applicable vesting date. The restricted stock grant is subject to the terms of our 2010 LTIP.
Annual Incentives. Mr. Colbert is eligible for an annual cash performance incentive bonus based on the achievement of performance objectives determined by our CEO. See “PART II. OTHER MATTERS-Annual Incentive Plan.”
Severance. Mr. Colbert's employment with us is at-will and either he or we can terminate his employment at any time and for any reason or for no reason. If Mr. Colbert voluntarily terminates his employment, if we terminate Mr. Colbert's employment for “cause” or if his employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive the Accrued Pay, which is generally defined in the same manner as described above for Mr. Robinson's employment agreement.
If we terminate Mr. Colbert's employment without “cause,” he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against our company and a covenant not to sue our company. So long as Mr. Colbert timely executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay, he will be entitled to payments equal in the aggregate to his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a “change in control,” Mr. Colbert's employment terminates for any reason other than for cause, disability, death, presumed death or voluntary termination without “good reason,” or if Mr. Colbert resigns for “good reason,” then we will pay Mr. Colbert the payments and benefits described in the paragraph above as if his employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Mr. Colbert will immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and he will be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
For purposes of Mr. Colbert's employment agreement:

•	“cause,” “good reason” and "disability" are generally defined in the same manner as described above for Mr. Robinson's employment agreement;

•	a “change in control” is generally deemed to have occurred if:

◦	any person or group is or becomes the beneficial owner or directly or indirectly owner of our securities representing 60% or more of the combined voting power of our then outstanding securities;

◦
our shareholders approve a merger or consolidation of our company with or into any other entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent at least 60% of the combined voting power of the voting securities of our company or the surviving entity outstanding immediately after such merger or consolidation; or

◦	our shareholders approve a plan of complete liquidation of our company or an agreement for the sale or disposition of all or substantially all of our assets.
Robert M. Urban
On May 23, 2012, we entered into an employment agreement with Mr. Urban pursuant to which he was appointed our Chief Operating Officer effective May 29, 2012.
Base Salary. Pursuant to Mr. Urban's employment agreement, we agreed to pay Mr. Urban an annual base salary of $345,000. Our board of directors, based on the recommendation of the compensation committee and our CEO, approved an increase to Mr. Urban's annual base salary from $345,000 to $370,000 effective July 1, 2013.
Stock Options and Equity Awards. Mr. Urban's employment agreement also provided for the grant of an option to purchase 150,000 shares of our common stock and a restricted stock award of 14,500 shares of our common stock. Both the options and restricted stock award were granted on May 29, 2012, the date Mr. Urban commenced employment. The option vested as to 25% of the shares one year from the grant date, May 29, 2013, and vests as to the remaining 75% in 36 substantially equal monthly installments over the following three years. The restricted stock award vests as to 3,625 shares upon each of the first four year anniversaries of the grant date, the first of which was May 29, 2013. Vesting of both the option and the restricted stock award are subject to Mr. Urban providing services to us through the applicable vesting date. Both the option and the restricted stock grant will be subject to the terms of our 2010 LTIP.
Annual Incentives. Mr. Urban is eligible for an annual cash performance incentive bonus based on the achievement of performance objectives that were determined by our CEO. See “PART II. OTHER MATTERS-Annual Incentive Plan.”
Severance. Mr. Urban's employment with us is at-will and either he or we can terminate his employment at any time and for any reason or for no reason. If Mr. Urban voluntarily terminates his employment, if we terminate Mr. Urban's employment for “cause” or if his employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive the Accrued Pay from us, which is generally defined in the same manner as described above for Mr. Robinson's employment agreement.
If we terminate Mr. Urban's employment without “cause,” he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against our company and a covenant not to sue our company. So long as Mr. Urban executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay, he will be entitled to payments equal in the aggregate to his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a change in control, Mr. Urban's employment terminates for any reason other than for cause, disability, death, presumed death or voluntary termination without “good reason,” or if Mr. Urban resigns for good reason, then we will pay Mr. Urban the payments and benefits described in the paragraph above as if his employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Mr. Urban will immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and he will be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
For purposes of Mr. Urban's employment agreement, “cause,” “good reason,” and “disability” are generally defined in the same manner as described above for Mr. Robinson's employment agreement and “change of control” is generally defined in the same manner as described for Mr. Colbert's employment agreement.
Robert H. Cutler
Mr. Cutler joined us as our General Counsel on December 31, 2011 and on March 21, 2012, we entered into an employment agreement with Mr. Cutler. Mr. Cutler's employment agreement provides for the following:
Base Salary. Mr. Cutler's employment agreement initially set his annual base salary at $250,000. Our board of directors, based on the recommendation of the compensation committee and our CEO, increased Mr. Cutler's base salary to $292,600 effective July 1, 2012, to $335,100 effective March 1, 2013, and to $352,000 effective July 1, 2013.
Stock Options. Mr. Cutler's employment agreement provided for the grant of an option to purchase 150,000 shares of our common stock on March 21, 2012, the effective date of his employment agreement. The options vested as to 25% of the shares on January 24, 2013, and vest as to the remaining 75% in 36 substantially equal monthly installments over the following three years. Vesting of the options is subject to Mr. Cutler providing services to us through the applicable vesting date. The options are subject to the terms of our 2010 LTIP.
Annual Incentives. Mr. Cutler is eligible for an annual cash performance incentive bonus based on the achievement of performance objectives that were determined by our CEO. See “PART II. OTHER MATTERS-Annual Incentive Plan.”
Severance. Mr. Cutler's employment with us is at-will and either he or we can terminate his employment at any time and for any reason or for no reason. If Mr. Cutler voluntarily terminates his employment, if we terminate Mr. Cutler's employment for “cause” or if Mr. Cutler's employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive the Accrued Pay from us, which is generally defined in the same manner as described above for Mr. Robinson's employment agreement.
If we terminate Mr. Cutler's employment without “cause,” he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against our company and a covenant not to sue our company. So long as Mr. Cutler executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay, he will be entitled to payments equal in the aggregate to his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a “change in control,” Mr. Cutler's employment terminates for any reason other than for cause, disability, death, presumed death or voluntary termination, or if Mr. Cutler resigns for good reason, then we will pay Mr. Cutler the payments and benefits described in the paragraph above as if his employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Mr. Cutler will immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and he will be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
For purposes of Mr. Cutler's employment agreement, “cause,” “good reason” and “disability” are generally defined in the same manner as described above for Mr. Robinson's employment agreement and “change of control” is generally defined in the same manner as described above for Mr. Colbert's employment agreement.
Kirby L. Zenger
On October 2, 2012 we entered into a written agreement with Mr. Zenger to provide him a key executive benefit package. To be eligible to receive the key executive benefit package, Mr. Zenger agreed to certain restrictive covenants during and after his employment with us. For example, Mr. Zenger agreed not to compete against us or solicit our customers, employees, independent distributors or other consultants after the termination of his employment. Mr. Zenger's employment with us terminated on May 30, 2014 as a result of his voluntary resignation.
Mr. Zenger's key executive benefit package, which terminated upon the termination of his employment on May 30, 2014, included the following benefits:

•
Mr. Zenger was eligible to participate in our annual incentive plan and had the potential of receiving an incentive bonus of up to 87.5% of his annual base salary. To receive an incentive bonus under our annual incentive plan, Mr. Zenger was required to be employed on the date the incentive bonus was to be paid.

•
For so long as Mr. Zenger remained employed with us as a key executive, he was eligible to receive equity grants under our 2010 LTIP, or such other long term compensation plan as may then be in effect. Such equity grants, if any, were to be made in the sole discretion of our board of directors and would have been subject to the terms and conditions of the long term compensation plan under which the grants were to be made, the award agreement that would have been exercised by Mr. Zenger as a condition to any grant, our insider trading policy, and any other terms and conditions that may have been specified by our board of directors.

•
During Mr. Zenger’s employment, he was entitled to participate in all employee benefit plans and programs made available to other key executives. We were also required to pay all or a portion of the costs associated with the following employee benefit plans we sponsor: life insurance, long term disability, short term disability, health insurance, dental insurance and vision insurance.

 Mr. Zenger's employment was on an “at-will” basis, meaning he or we could terminate his employment at any time and for any reason or for no reason. Upon termination of Mr. Zenger's employment for any reason, we were required to provide to him with the Accrued Pay, which was generally defined in the same manner as described above for Mr. Robinson's employment agreement. If Mr. Zenger voluntarily terminated his employment, if we terminated Mr. Zenger's employment for cause or if his employment terminated due to his disability, death or presumed death, then he or his estate would have been entitled to receive only the Accrued Pay. If we terminated Mr. Zenger's employment without cause, Mr. Zenger would have been asked to execute and deliver to us a separation agreement that would have provided, among other things, a release of all claims against us and a covenant not to sue us. So long as Mr. Zenger executed and did not revoke the separation agreement, and remained in full compliance with its terms, then in addition to the Accrued Pay, he would have been entitled to payments equal in the aggregate to his then annualized base salary. For purposes of Mr. Zenger's key executive benefit package, “cause” and “disability” are generally defined in the same manner as described above for Mr. Robinson's employment agreement.
David K. Toda
We, through our wholly owned subsidiary (LifeVantage Japan KK), entered into an employment agreement with Mr. Toda effective November 1, 2012. Effective May 7, 2014 we entered into an amendment to Mr. Toda's employment agreement agreement. Among other things, the amendment to Mr. Toda's employment agreement reduced him to a part-time employee. Mr. Toda's employment agreement terminated on July 11, 2014 as a result of his voluntary resignation. Mr. Toda's employment agreement and its amendment provided for the following:

Base Salary and Annual Housing Allowance. Mr. Toda's employment agreement denominated his initial annual base salary in Japanese Yen and set it at approximately $382,200, based on the effective exchange rate on June 30, 2014 of 0.0098 Japanese Yen to 1 U.S. Dollar. The amendment to Mr. Toda's employment agreement reduced his annual base salary to $120,000. Mr. Toda's employment agreement also provided for an annual housing allowance of approximately $76,440.
Restricted Stock Grant. Mr. Toda's employment agreement provided for the grant of 50,000 shares of restricted stock. The employment agreement provided that 50% of the shares of restricted stock would vest on May 7, 2013, 25% of the shares of restricted stock would vest on May 7, 2014 and the 25% of the shares of restricted stock would vest on May 7, 2015. Vesting of the restricted stock was subject to Mr. Toda providing services to us through the applicable vesting date. The grant of restricted stock was made subject to the terms of our 2010 LTIP.
Annual Incentives. Mr. Toda was eligible for an annual cash performance incentive bonus based on the achievement of performance objectives that were determined by our CEO. See “PART II. OTHER MATTERS-Annual Incentive Plan.”
Severance. Mr. Toda's employment was at-will and either he or we could have terminated his employment at any time and for any reason or for no reason. If Mr. Toda voluntarily terminated his employment, if we terminated Mr. Toda's employment for “cause” or if Mr. Toda's employment terminated due to his disability, death or presumed death, then he or his estate would have been entitled to receive the Accrued Pay from us, which is generally defined in the same manner as described above for Mr. Robinson's employment agreement.
If we terminated Mr. Toda's employment without “cause,” he would have been asked to execute and deliver to us a separation agreement that would have provided, among other things, a release of all claims against our company and a covenant not to sue our company. So long as Mr. Toda executed and did not revoke the separation agreement, and he remained in full compliance with its terms, then in addition to the Accrued Pay, he would have been entitled to payments equal in the aggregate to his annual base salary set forth in his employment agreement, offset by the amount of his annual housing allowance. The salary continuation payments referred to in the preceding sentence would have been paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a “change in control,” we had terminated Mr. Toda's employment for any reason other than for cause, disability, death, presumed death or voluntary termination, or if Mr. Toda had resigned for good reason, then we would have paid Mr. Toda the payments and benefits described in the paragraph above as if his employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Mr. Toda would have immediately accelerated and become exercisable or non-forfeitable as of the date of the change in control, and he would have been entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
For purposes of Mr. Toda's employment agreement, “cause,” “good reason” and “disability” are generally defined in the same manner as described above for Mr. Robinson's employment agreement and “change of control” is generally defined in the same manner as described above for Mr. Colbert's employment agreement.
Severance or Change-in-Control Agreements
As discussed above, Messrs. Robinson, Colbert, Urban and Cutler are, and Mr. Toda was, eligible to receive contractually-provided severance benefits under the terms of their respective employment agreements. Mr. Zenger was eligible to receive certain severance benefits under the terms of the key executive benefit package. Upon retirement or separation from service for reasons that do not trigger the contractually-provided severance benefits under the terms of their respective employment agreements, NEOs are entitled to certain accrued benefits and payments generally afforded other employees. We have not historically taken into account any amounts that may be received by a NEO following termination of employment when establishing current compensation levels. We describe the contractually-provided severance benefits under the terms of their respective employment agreements in the “Potential Payments Upon Termination or Change-in-Control” table.
The contractually-provided severance benefits under the terms of their respective employment agreements are intended to provide compensation to the applicable NEO while he or she searches for new employment after his or her employment with us is terminated without cause or for good reason. We believe that providing severance protection for these NEOs upon their termination of employment under these circumstances is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. The agreements governing the 2010 LTIP awards granted to our NEOs also generally provide for some or all of the unvested options to vest immediately when certain events occur, including a change in control, described below under “SUMMARY COMPENSATION TABLE-2010 Long-Term Incentive Plan.” For further details of the potential amounts that a
NEO may receive in connection with a change-in-control transaction see the “Potential Payments Upon Termination or Change-in-Control” table.
Tax Gross-Ups
We paid a tax-gross up in the amount of 2,759,256 Japanese Yen, or approximately $27,592 USD, to Mr. Toda during fiscal 2014 while he was serving as representative director of our subsidiary, LifeVantage Japan KK. However, we generally do not pay tax-gross ups to our executive officers.
Equity Ownership Policy
Our equity ownership policy requires certain of our executive officers, including our NEOs, to own a minimum number of shares of our common stock. Our equity ownership policy requires (i) our Chief Executive Officer to hold a number of shares of our common stock having a value equal to or greater than six times his annual base salary, (ii) each of our officers who has been designated by our board of directors as an “officer” within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, to hold a number of shares of our common stock having a value equal to or greater than three times his or her annual base salary, and (iii) any other executive officer designated by our CEO to be subject to the equity ownership policy to hold a number of shares of our common stock having a value equal to or greater than two times his or her annual base salary. Such ownership targets will be measured each year on the date of our board of directors meeting held on the date of, or next following the date of, our annual meeting of shareholders. Each employee subject to our equity ownership policy has five years from the time he or she becomes subject to the equity ownership policy to meet his or her required level of equity ownership. Until such time as each employee subject to our equity ownership policy obtains the ownership targets, such employee is required to retain direct ownership of at least fifty percent of the shares of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards. If an employee subject to our equity ownership policy does not achieve his or her ownership target as of the end of his or her buy-in period, then he or she is required to retain direct ownership of all of the shares of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards until his or her ownership target is achieved. The compensation committee has full power and authority to administer and interpret our equity ownership policy and may grant exceptions based on economic hardship or other showing of good cause.
Tax and Accounting Considerations
In fiscal 2014, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year.
Fiscal 2015 Compensation Decisions
No Increase in Annual Base Salary Payable to NEOs
In June 2014, the independent members of our board of directors, upon the recommendation of the compensation committee, decided not to increase the annual base salary payable to any of our NEOs, including our CEO, for fiscal 2015.
FY2015 Annual Incentive Plan
Effective July 1, 2014, our board of directors adopted an annual incentive plan for fiscal 2015. Our annual incentive plan for fiscal 2015 is substantially similar to our FY2014 Incentive Plan described above under “PART II. COMPENSATION COMPONENTS-Annual Incentive Plan,” except for the following modifications:

•	the maximum eligible bonus amount for all NEOs is limited to their respective target bonus amounts; and

•
the achievement of corporate goals are determined by reference to our company's diluted income per common share for the fiscal year and not our company's revenue and earnings before interest, taxes, depreciation and amortization.

SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal year ended June 30, 2014, and for the fiscal years ended June 30, 2013 and 2012. However, information for fiscal 2013 and 2012 is not provided if a NEO first became a NEO for fiscal 2014 and information for fiscal 2012 is not provided if a NEO first became a NEO for fiscal 2013. The primary components of each NEO's compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)	Non-equity Plan Compensation ($)	All Other Compensation ($)	Total ($)
Douglas C. Robinson,	2014	565,000	—	—	—	—	565,000
President and Chief	2013	480,763	33,750	734,400	—	—	1,248,913
Executive Officer(1)	2012	443,529	135,000	—	286,331		864,860
David S. Colbert, Chief	2014	325,000	—	—	—	—	325,000
Financial Officer(3)	2013	273,067	—	577,140	—	—	850,207
Robert M. Urban, Chief	2014	370,000	—	—	—	—	370,000
Operating Officer(4)	2013	346,042	—	587,520	—	—	933,562
Robert H. Cutler, General	2014	352,000	—	—	—	—	352,000
Counsel and Secretary(5)	2013	309,241	—	763,450	—	—	1,072,691
Kirby L. Zenger, Interim	2014	264,788	—	—	—	129,692(7)	394,480
Country Manager for Japan(6)
David K. Toda, Global Chief	2014	357,500	—	—	—	104,032(9)	461,532
Marketing Officer(8)

(1)	Mr. Robinson was hired as our President and CEO in March 2011. Mr. Robinson is also a member of our board of directors but does not receive additional compensation for his service in such capacity.

(2)
Mr. Robinson's employment agreement provided for the payment of the following transition bonuses which were paid based on his continuous employment through the applicable payment date: $101,250 on March 15, 2011; $67,500 on July 31, 2011; $33,750 on September 30, 2011; $33,750 on March 30, 2012; and $33,750 on October 1, 2012.

(3)	Mr. Colbert was hired as our CFO in August 2012.

(4)	Mr. Urban was hired as our COO in May 2012.

(5)	Mr. Cutler was hired as our General Counsel in December 2011.

(6)	Mr. Zenger was appointed as our Interim Country Manager for Japan in October 2013. Mr. Zenger resigned from our company on May 30, 2014.

(7)
We paid Mr. Zenger an additional $1,000 for each day he worked in Japan while serving as Interim Country Manager for Japan, up to a maximum of $15,000 per month. The aggregate amount of such payments made to Mr. Zenger during fiscal 2014 was $101,000. Upon Mr. Zenger's resignation on May 30, 2014, we paid him his "accrued pay" in the amount of $28,691.58 pursuant to his key executive benefit package. See "“Compensation Discussion and Analysis - Employment Agreement” for a discussion of Mr. Zenger's key executive benefit package.

(8)
Mr. Toda was appointed as our Chief Marketing Officer in August 2013, prior to which time Mr. Toda served as our President and Managing Director, Asia Pacific. Mr. Toda resigned from our company July 11, 2014.

(9)
Mr. Toda's employment agreement provided for the payment of an annual housing allowance in the amount of $76,440. See “Compensation Discussion and Analysis - Employment Agreements” for a discussion of Mr. Toda's employment agreement. We also paid a tax-gross up in the amount of $27,592 to Mr. Toda during the time he served as resident director President and Managing Director, Asia Pacific.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding the estimated payouts our NEOs would have received pursuant to our fiscal 2014 annual incentive plan if our company had met certain revenue and EBITDA targets for fiscal 2014. Our company did not meet the minimum revenue and EBITDA thresholds in fiscal 2014 and, as a result, none of our NEOs earned or were paid a cash incentive payout for fiscal 2014. Non-equity incentive plan awards are provided under our fiscal 2014 annual incentive plan. None of our NEOs received grants of equity incentive plan awards in fiscal 2014. These non-equity and equity awards are also described in “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan” and “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan-Long-Term Incentive Plan.”

Name	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
		Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Douglas C. Robinson	AIP(3)	33,900	406,800	711,900
David S. Colbert	AIP	19,500	162,500	284,375
Robert M. Urban	AIP	22,200	185,000	323,750
Robert H. Cutler	AIP	21,120	176,000	308,000
Kirby L. Zenger	AIP	16,578	138,150	241,763
David K. Toda	AIP	22,932	191,100	334,425

(1)
The annual incentive plan is an annual incentive plan that pays a cash award for performance and is paid within four months of the end of the performance year. See our “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan” for a detailed description of annual incentive plan awards. “Target” is the percentage of the NEO's base salary set prior to the beginning of the performance year. None of our NEOs actually received an award under our annual incentive plan for fiscal 2014.

(2)
The amounts reported in these columns reflect potential payouts for fiscal 2014 under our annual incentive plan if the respective levels of performance were achieved for the fiscal year and assuming the metrics for the individual component were fully met. The amounts reported in the Threshold column reflect the potential payout if our revenue and EBITDA were at the minimum levels required to receive a cash bonus. The amounts reported in the Target column reflect the potential payout if our revenue and EBITDA were at goal performance levels. The amounts reported in the Maximum column represent the maximum amount our NEOs were eligible to receive as a cash bonus. Our revenue and EBITDA did not meet the thresholds levels and, as a result, none of our NEOs earned or were paid a cash bonus for fiscal 2014. If awards had actually been paid to any of our NEOs, we would report such amounts in the Summary Compensation Table above.

(3)	"AIP " denotes that the award was made pursuant to our fiscal 2014 annual incentive plan.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning the outstanding equity incentive awards at June 30, 2014 for each of our NEOs.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#)	Market Value of Shares of Restricted Stock that Have Not Vested ($)
Douglas C. Robinson	40,000		0.80	1/20/2021(1)
	110,000		0.75	3/15/2021(2)
	366,667		0.75	3/14/2021(3)
	133,333		0.75	3/15/2021(4)
	500,000		1.20	3/14/2021(5)
	500,000		1.75	3/14/2021(6)
					240,000(7)	345,600
David S. Colbert					61,500(8)	88,560
					105,000(9)	151,200
Robert M. Urban	78,125	71,875	3.19	5/29/2022(10)
					7,250(11)	10,440
					192,000(12)	276,480
Robert H. Cutler	90,625	59,375	2.87	3/14/2022(13)
					38,414(14)	55,316
					120,000(15)	172,800
					112,500(16)	162,000
Kirby L. Zenger	43,750		1.50	2/3/2022(17)
David K. Toda					50,000(18)	72,000

(1)
This option was granted on January 20, 2011 and originally was for 120,000 shares and was scheduled to vest in ten (10) equal monthly installments beginning on the date of grant. In connection with Mr. Robinson's employment as President and Chief Executive Officer in March 2011, Mr. Robinson agreed to forfeit 80,000 of the shares underlying this option.

(2)	This option was granted on March 15, 2011. The shares subject to this option were fully vested on grant.

(3)	This option was granted on March 15, 2011. The shares subject to this option fully vested on June 30, 2012.

(4)	This option was granted on March 15, 2011. The shares subject to this option fully vested on June 30, 2012.

(5)	This option was granted on March 15, 2011. The shares subject to this option fully vested on June 30, 2013.

(6)	This option was granted on March 15, 2011. The shares subject to this option fully vested on June 30, 2014.

(7)	These shares of restricted stock were granted on June 24, 2013 and vest in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company.

(8)	These shares of restricted stock were granted on August 1, 2012 and vest in four equal annual installments beginning on August 1, 2013 assuming continuous employment with the Company.

(9)	These shares of restricted stock were granted on June 24, 2013 and vest in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company.

(10)
This option was granted on May 29, 2012. One-fourth of the shares subject to this option vested on May 29, 2013, and the remaining shares vest in 36 equal monthly installments on the 29th day of each month assuming continuous employment with the Company.

(11)	These shares of restricted stock were granted on May 29, 2012 and vest in four equal annual installments beginning on May 29, 2013 assuming continuous employment with the Company.

(12)	These shares of restricted stock were granted on June 24, 2013 and vest in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company.

(13)
This option was granted on March 15, 2012. One-fourth of the shares subject to this option vested on January 24, 2013, and the remaining shares vest in 36 equal monthly installments on the 24th day of each month assuming continuous employment with the Company.

(14)	These shares of restricted stock were granted on March 20, 2012 and vest in four equal annual installments beginning on January 24, 2013 assuming continuous employment with the Company.

(15)	These shares of restricted stock were granted on January 25, 2013 and vest in four equal annual installments beginning on January 25, 2014 assuming continuous employment with the Company.

(16)	These shares of restricted stock were granted on June 24, 2013 and vest in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company.

(17)
This option was granted on February 3, 2012. One-fourth of the shares subject to this option vested on January 25, 2013, and the remaining shares vest in 36 equal monthly installments on the 25th day of each month assuming continuous employment with the Company. Mr. Zenger's employment terminated on May 30, 2014.

(18)
These shares of restricted stock were granted on November 11, 2012. One-half of these shares of restricted stock were to vest on November 11, 2014 and one-fourth were to vest on each of November 11, 2015 and November 11, 2016 subject to continuous employment with the Company. Mr. Toda's employment terminated on July 11, 2014.

2010 Long-Term Incentive Plan
In 2010, we adopted our 2010 Long-Term Incentive Plan, or 2010 LTIP, which was approved by our shareholders in November 2010. The 2010 LTIP replaced the 2007 Long-Term Incentive Plan for all equity-based awards granted to our NEOs and other employees. In September 2011, our board of directors approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 3,400,000 to 6,900,000. Our shareholders approved that amendment in January 2012. Unless terminated earlier, our 2010 LTIP will terminate on September 26, 2020.
On August 21, 2014, our board of directors approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 3,600,000 to 10,500,000, subject to shareholder approval. For a more complete description of the proposed amendment to the 2010 LTIP, including a description of the terms of the 2010 LTIP, see the portion of this proxy statement entitled "PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE 2010 LONG-TERM INCENTIVE PLAN TO INCREASE AUTHORIZED SHARES."
2007 Long-Term Incentive Plan
We previously adopted and our shareholders approved the 2007 Long-Term Incentive Plan, or the 2007 LTIP, effective November 21, 2006, to provide incentives to certain of our employees, officers, directors and consultants who contribute to our strategic and long-term performance objectives and growth. A maximum of 10,000,000 shares of common stock could be issued under the 2007 LTIP in connection with the grant of awards. Awards to purchase common stock have been granted pursuant to the 2007 LTIP and are outstanding to various employees, officers, directors, members of our scientific advisory board and independent distributors at prices between $0.21 and $1.50 per share, vesting over one- to three-year periods. Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2007 LTIP upon expiration of the award. As of June 30, 2014, there were awards outstanding, net of awards expired, for the purchase in aggregate of 2,186,801 shares of our common stock. As of June 30, 2014, there were 27,269 shares available for issuance under the 2007 LTIP.
OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the common shares acquired by each by each of our NEOs upon exercise of stock options and the vesting of restricted stock awards, in each case during the fiscal year ended June 30, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Douglas C. Robinson	—	—	80,000	103,200
David S. Colbert	—	—	55,500	98,655
Robert M. Urban			67,625	87,526
Robert H. Cutler	—	—	96,708	137,971
Kirby L. Zenger	250,000	173,408	35,000	48,725
David K. Toda	—	—	—	—

(1)
Value realized upon exercise was determined by multiplying the number of stock options exercised by the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the stock options.

(2)	Value realized upon vesting of stock awards was determined by multiplying the number of shares of restricted stock that vested by the fair market value of our common stock on the vesting date.
PENSION BENEFITS
We do not maintain any defined benefit pension plans.
NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any nonqualified deferred compensation plans.
COMPENSATION COMMITTEE REPORT
The following report has been submitted by the compensation committee of our board of directors:
The compensation committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our fiscal year 2015 Annual Meeting of Shareholders, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, each as filed with the Securities and Exchange Commission.

The Compensation Committee

George E. Metzger, Chair
David S. Manovich
Garry Mauro
The preceding “Compensation Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates it by reference into such filing.
DIRECTOR COMPENSATION
We currently pay our non-employee directors a monthly retainer for their service as directors. From August 2012 through December 2013, the amount of the monthly retainer was (i) $6,000 for the chairman of our board of directors, (ii) $5,000 for the chairs of the audit committee and the compensation committee, and (iii) $4,000 for all other non-employee directors. Effective January 2014, the amount of the monthly retainer was changed to (a) $5,500 for the chairman of our board of directors, (b) $5,000 for the chairs of the audit committee, the compensation committee, the nominating and corporate governance committee and the strategic planning committee. Our directors who are also our employees receive no compensation for their service on our board of directors. Currently, Mr. Robinson is our only director who is also an employee.
In addition, following each annual meeting of shareholders, each continuing non-employee director receives annual equity compensation of a restricted stock award of 25,000 shares, which vests in full in a single vesting increment on the date of the next annual meeting following the annual meeting at which the award is granted. Each newly elected or appointed director receives an initial restricted stock award of 50,000 shares, which vests in full in a single vesting increment on the date of the next annual meeting following the date on which the award is granted. If a non-employee director voluntarily resigns from our board of directors between annual meetings, vesting of the restricted stock award will be accelerated on a prorated basis and in the case of a non-employee director's death while serving as a director the restricted stock award will vest on an accelerated basis in full.

The table below summarizes the compensation we paid to our non-employee directors for fiscal 2014.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation	Total($)
Michael A. Beindorff	54,000	45,500	—	99,500
David S. Manovich	54,000	45,500	—	99,500
Garry Mauro	59,000	45,500	—	104,500
George E. Metzger	60,000	45,500	—	105,500
Richard Okumoto	60,000	45,500	—	105,500
Elwood H. Spedden(2)	30,000	—	—	30,000

(1)
Following our fiscal 2014 annual meeting of shareholders held on November 13, 2013, we granted each continuing, non-employee director an award of 25,000 shares of restricted stock. Our closing share price on November 13, 2013 was $1.82. Subject to continued service on our board of directors, all awards of restricted stock awarded to a non-employee director will vest in full on the date of our fiscal 2015 Annual Meeting of Shareholders, which is scheduled to be held on November 19, 2014. The totals shown in this column represent the grant date fair value of each award of restricted stock in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (ASC Topic 718) and as described in Footnote 1 to the “Summary Compensation Table,” above.

(2)	Mr. Spedden served as the chairman of our board of directors until November 2013.
The table below summarizes the equity-based awards held by our non-employee directors as of June 30, 2014:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Number of Shares of Restricted Stock That Have Not Vested (#)
Michael A. Beindorf	100,000		1.33
				25,000
David S. Manovich	100,000		1.33
				25,000
Garry Mauro	100,000		0.30
	120,000		0.21
	120,000		0.25
	120,000		0.80
	100,000		1.33
				25,000
George E. Metzger				25,000
Richard Okumoto				25,000
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As of June 30, 2014, Messrs. Robinson, Colbert, Cutler, Toda and Urban are eligible to receive contractually-provided severance benefits under the terms of their respective employment agreements. Upon the termination of Mr. Zenger's employment with us on May 30, 2014, he received the severance benefits described in his key executive benefits. Mr. Toda's employment with us terminated on July 11, 2014, at which time we entered into a separation agreement with him. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements” and “Compensation Discussion and Analysis-Part III-Other Matters-Severance or Change-in-Control Agreements,” above.
Upon retirement or separation from service for reasons that do not trigger the contractually-provided severance benefits under the terms of their respective employment agreements, NEOs are entitled to certain accrued benefits and payments generally afforded other employees.
The table below provides estimates for compensation payable to each of our NEOs, other than Mr. Zenger, under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. With respect to Mr. Zenger, the table below provides the actual amount paid to Mr. Zenger under the terms of his key executive benefits package. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.

For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:

•	Executive's rate of base salary as of June 30, 2014;

•	Cash out of all stock options (whose vesting is accelerated) at their then intrinsic value as of June 30, 2014;

•	Cash severance as provided under the executive's employment agreement in effect as of June 30, 2014;

•	Change in control occurring on June 30, 2014;

•	Termination of executive's employment occurring on June 30, 2014;

•	A price per share of $1.44 which was the closing price of our common stock on June 30, 2014, the final trading day of fiscal 2014; and

•	The executives' employment agreements that were in effect as of June 30, 2014 were utilized.
Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

	Involuntary Termination ($)(1)	Involuntary Termination within 12 months after a change in control ($)(2)(3)
Douglas C. Robinson
Base salary continuation	565,000	565,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	345,600
Total	565,000	910,600
David S. Colbert
Base salary continuation	325,000	325,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based equity awards	—	239,760
Total	325,000	564,760
Robert M. Urban
Base salary continuation	370,000	370,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based equity awards	—	286,920
Total	370,000	656,920
Robert H. Cutler
Base salary continuation	352,000	352,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based equity awards	—	390,116
Total	352,000	742,116
Kirby L. Zenger (4)
Base salary continuation	—	—
Accrued pay	28,692
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	—
Total	28,692	—
David K. Toda (5)
Base salary continuation	305,760	—
Continuation of health insurance benefits	—
Acceleration of vesting of time-based stock options	—	—
Total	305,760	—

(1)
For purposes of this table, an involuntary termination consists of, with respect to Messrs. Robinson, Colbert, Urban and Cutler, our termination of their respective employment without cause or their resignation for good reason. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements.”

(2)
For purposes of this table, an involuntary termination within 12 months after a change in control consists of, with respect to Messrs. Robinson, Colbert, Urban and Cutler, the termination of their respective employment for any reason other than for cause, disability, death, presumed death or voluntary termination. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements.”

(3)	Stock options are valued by subtracting the exercise price of such stock option from the closing price of shares of our common stock on June 30, 2014, the last trading day of fiscal 2014.

(4)
Mr. Zenger voluntarily resigned on May 30, 2014. The actual post-employment payments paid, or to be paid, to Mr. Zenger pursuant to his key executive benefit package are described above. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements.”

(5)
Mr. Toda's employment with us ended on July 11, 2014. The severance benefits described in the table above are the severance benefits Mr. Toda would have received pursuant to the terms of his employment agreement in effect on June 30, 2014 based on the assumptions described above. Mr. Toda's employment agreement denotes his annual base salary and housing allowance in Japanese Yen. The numbers set forth in the above table for Mr. Toda assume an exchange rate of .0098 Japanese Yen to 1 dollar, which was the approximate exchange rate on June 30, 2014.

AUDIT RELATED MATTERS
Audit Committee Report
Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. EKS&H LLLP, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
The audit committee has held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee received the written disclosures and letter required by the Independence Standards Board of Directors Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of our independent registered public accounting firm with the firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).
The audit committee has also considered whether the provision of non-audit services to our company is compatible with maintaining the independent registered public accounting firm's independence. The audit committee has concluded that the independent registered public accounting firm is independent of our company and our management. The audit committee has reviewed with our independent registered public accounting firm the overall scope and plans for its audit.
Relying on the foregoing reviews and discussions, the audit committee recommended to our board of directors the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 30, 2014, for filing with the SEC.

The Audit Committee

Richard Okumoto, Chair
Michael A. Beindorff
David S. Manovich
The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.
Principal Accountant Fees and Services
The following table presents fees for professional audit services rendered by EKS&H LLLP during the fiscal years ended June 30, 2014 and 2013:

	Fiscal year ended June 30,
	2014	2013
Audit Fees(1)	$238,237	$207,985
Audit-Related Fees(2)	20,000	—
Tax Fees(3)	79,293	82,673
All Other Fees	—	—
	$337,530	$290,658
(1) Audit Fees consist of fees billed for the audit of annual financial statements and internal control over financial reporting and the review of interim financial statements.

(2) Audit-Related Fees consist of fees billed for the audit of our employee benefit plan.
(3) Tax Fees consisted of fees billed for professional services for tax compliance, tax advice and tax planning.
Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policies require pre-approval of all auditing and such non-auditing services as our independent registered public accounting firm is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent registered public accounting firm may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining the independence of the independent registered public accounting firm. We are prohibited by applicable law from obtaining certain non-audit services from our independent registered public accounting firm and, in that event, we would obtain these non-audit services from other providers.
Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm and determined that it is consistent with such independence.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of September 19, 2014 by: (i) each director; (ii) each of our named executive officers; and (iii) all of our executive officers and directors as a group. As of September 19, 2014, no person was known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied to us by the foregoing parties and filings made by such parties with the SEC.
Except as otherwise noted, the address for each person listed below is c/o LifeVantage Corporation, 9785 South Monroe Street, Suite 300, Sandy, Utah 84070.
The percentages of beneficial ownership set forth below are based on 100,820,139 shares of our common stock issued and outstanding as of September 19, 2014.

Name of Beneficial Owner(1)	Number of Shares	Percent of Class
Michael A. Beindorff	306,100(2)	*
David S. Manovich	745,537(3)	*
Garry P. Mauro	874,954(4)	*
George Metzger	150,000(5)	*
Richard Okumoto	175,000(6)	*
Douglas C. Robinson	1,941,720(7)	1.93%
David Colbert	204,858(8)	*
Robert Urban	326,236(9)	*
Robert H. Cutler	431,982(10)	*
Kirby L. Zenger	—	—
David K. Toda	—	—
All executive officers and directors (13 persons)	5,695,906(11)	5.66%
*Less than one percent.

(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect an aggregate of 145,698 shares of common stock reserved for issuance upon the exercise of outstanding options not exercisable within 60 days held by certain of our executive officers.

(2)
Includes 172,000 shares held directly by Mr. Beindorff, 8,000 shares owned by Mr. Beindorff's spouse which he is deemed to beneficially own, 1,100 shares owned by Mr. Beindorff's spouse in a custodial account for their minor children, which Mr. Beindorff is deemed to beneficially own and 25,000 shares pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Beindorff has the right to acquire or will have the right to acquire within 60 days of September 19, 2014 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(3)
Includes 305,537 shares owned in a joint trust account by Mr. Manovich and his spouse, 35,000 shares owned directly by Mr. Manovich, 40,000 shares held in Mr. Manovich's 401(k) plan, 240,000 shares owned by Mr. Manovich's spouse, which he is deemed to beneficially own, and 25,000 shares directly owned by Mr. Manovich pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Manovich has the right to acquire or will have the right to acquire within 60 days of September 19, 2014 upon the exercisee of options: 100,000 shares at an exercise price of $1.33 per share.

(4)
Includes 288,689 shares directly owned by Mr. Mauro, 1,265 shares owned by Mr. Mauro in a custodial account for his minor children, which he is deemed to beneficially own and 25,000 shares directly owned by Mr. Mauro pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of September 19, 2014 upon the exercisee of options: 100,000 shares at an exercise price of $0.30 per share, 120,000 shares at an exercise price of $0.21 per share, 120,000 shares at an exercise price of $0.25 per share, 120,000 shares at an exercise price of $0.80 per share and 100,000 shares at an exercise price of $1.33 per share.

(5)	Includes 125,000 shares directly owned by Mr. Metzger and 25,000 shares pursuant to a Restricted Stock Award.

(6)	Includes 150,000 shares directly owned by Mr. Okumoto and 25,000 pursuant to a Restricted Stock Award.

(7)
Includes 51,720 shares directly owned by Mr. Robinson and 240,000 shares pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Robinson has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 40,000 shares at an exercise price of $0.80 per share, 610,000 shares at an exercise price of $0.75 per share, 500,000 shares at an exercise price of $1.20 per share and 500,000 shares at an exercise price of $1.75 per share.

(8)	Includes 58,858 shares directly owned by Mr. Colbert and 146,000 shares pursuant to a Restricted Stock Award.

(9)
Includes 48,861 shares directly owned by Mr. Urban and 199,250 shares pursuant to a Restricted Stock Awards. Also includes the following shares which Mr. Urban has the right to acquire or will have the right to acquire within 60 days of September 19, 2014 upon the exercise of options: 78,125 at an exercise price of $3.19 per share.

(10)
Includes 70,443 shares directly owned by Mr. Cutler and 270,914 shares pursuant to Restricted Stock Awards. Also includes the following shares which Mr. Cutler has the right to acquire or will have the right to acquire within 60 days of September 19, 2014 upon the exercise of options: 90,625 shares at an exercise price of $2.87 per share.

(11)
Consists of 2,960,063 shares directly owned by our executive officers and directors as a group and 2,735,843 shares which our executive officers and directors as a group have the right to acquire or will have the right to acquire within 60 days of September 19, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policies and Procedures
Related-party transactions have the potential to create actual or perceived conflicts of interest between our company and our directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions for our fiscal year ended June 30, 2014, we distributed questionnaires to each of our directors and officers.
Although we do not have a formal policy with regard to approving related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party's interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters deemed appropriate by our audit committee.

Certain Related-Party Transactions
In April 2014, we entered into an asset purchase agreement with GLH Nutrition, LLC ("GLH") pursuant to which we paid GLH $350,000 to acquire a line of nutritional supplements. GLH is wholly owned by Dr. Talbott, our Chief Science Officer. The nutritional supplements we acquired from GLH were developed by Dr. Talbott prior to his employment with our company. Under the terms of the asset purchase agreement we received from GLH all of the assets associated with the nutritional supplements, including, among other things, intellectual property, formulas, inventories and customer lists. In connection with the asset purchase agreement, we entered into a consulting agreement with Dr. Talbott's spouse pursuant to which she provided us services to transition the product line to us in exchange for a consulting fee of $50 per hour. We paid Dr. Talbott's spouse a total of $2,100 under the terms of the consulting agreement, which terminated automatically on July 15, 2014.
CODE OF ETHICS
We have adopted the LifeVantage Corporation Code of Business Conduct and Ethics which applies to all our executive officers, employees and members of our board of directors. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (5) accountability for adherence to the code. A copy of our Code of Business Conduct and Code of Ethics is available on our website at http://investor.lifevantage.com/governance.cfm. In the event that an amendment to, or a waiver from, a provision of our Code of Business and Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Our website does not constitute part of this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to report their ownership of our common stock and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by the specific due dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2014, we believe that all such reports were filed on a timely basis, except for the following reports:

•	a Form 4 report filed on March 12, 2014 reported late a disposition of shares of common stock on May 29, 2013 by Mr. Urban, our Chief Operating Officer;

•	a Form 4 report filed on August 14, 2013 reported late a disposition of shares of our common stock on August 1, 2013 by Mr. Colbert, our Chief Financial Officer;

•	a Form 3 report filed on March 12, 2014 reported late an award grant of shares of common stock on February 27, 2014 to Mr. Phelps, our Chief Sales Officer;

•	a Form 3 report filed on March 12, 2014 reported late a grant of shares of common stock on February 27, 2014 to Dr. Talbott, our Chief Science Officer; and

•	a Form 4 report filed on May 29, 2014 reported late an acquisition of shares of our common stock on May 22, 2014 by Mr. Metzger, a member of our board of directors.
HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the notice and, if applicable, this proxy statement and annual report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing and mailing costs, and the environmental impact of its annual meetings. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the proxy materials to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.
To receive free of charge a separate copy of the proxy materials or to request delivery of a single copy if a shareholder is receiving multiple copies of the proxy materials, shareholders may write or call the Company at the following:
LifeVantage Corporation
Attn: Corporate Secretary
9785 South Monroe Street, Suite 300
Sandy, Utah 84070
(801) 432-9000
Shareholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K, which has been filed with the SEC for our fiscal year ended June 30, 2014, will be made available to shareholders without charge upon written request to LifeVantage Corporation, Attn: Corporate Secretary, 9785 South Monroe Street, Suite 300, Sandy, Utah 84070.
OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
October 6, 2014	/s/ Rob Cutler
Rob Cutler
General Counsel and Secretary

ANNEX A

LIFEVANTAGE CORPORATION
2010 LONG-TERM INCENTIVE PLAN

(Effective as of September 27, 2010 and as amended on August 21, 2014 to increase the number of authorized shares set forth in Section 5(a) from 6,900,000 to 10,500,000)

SECTION 1.	INTRODUCTION.
The Board adopted the Lifevantage Corporation 2010 Long-Term Incentive Plan on the Adoption Date and the Plan was subsequently amended on January 10, 2012 and the Plan was in each such instance timely approved by Company shareholders. On August 21, 2014, the Board amended the Plan (as set forth herein) to increase the maximum aggregate number of Shares that may be issued under the Plan (and pursuant to the exercise of Incentive Stock Options) from 6,900,000 to 10,500,000 Shares (“2014 Amendment”). The 2014 Amendment is conditioned upon and subject to obtaining Company shareholder approval in accordance with Section 15(a).
The purposes of the Plan are to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Selected Employees, by means of appropriate equity and performance based incentives, to achieve long-term performance goals; (iii) provide equity and performance based incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other shareholders and thereby promote the financial interests of the Company and its affiliates and enhancement of shareholder return.
The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units and/or Cash Awards.
Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Stock Option Agreement, SAR Agreement, Restricted Stock Grant Agreement or Stock Unit Agreement.

SECTION 2.	DEFINITIONS.
(a)"Adoption Date" means September 27, 2010.
(b)"Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual's "Service," this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.
(c)"Award" means any award, under this Plan, to a Selected Employee of an Option, SAR, Restricted Stock Grant, Stock Unit or to a Covered Employment of any Cash Award.
(d)"Board" means the Board of Directors of the Company, as constituted from time to time.
(e)"Cash Award" means an award of a bonus opportunity, under this Plan, to a Covered Employee that is (i) payable only in cash, (ii) not an Option, SAR, Restricted Stock Grant or Stock Unit, (iii) paid based on achievement of Performance Goal(s) and (iv) intended to qualify as performance-based compensation under Code Section 162(m).
(f)"Cashless Exercise" means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option's tax withholding obligations as provided in Section 14(b).
(g)"Cause" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Cause), (i) dishonesty or fraud, (ii) serious willful misconduct, (iii) unauthorized use or disclosure of confidential information or trade secrets, (iv) conviction or confession of a felony, or (v) any other act or omission by a Participant that, in the opinion of the Company, could reasonably be expected to adversely affect the Company's or a Subsidiary's or an Affiliate's business, financial condition, prospects and/or reputation. In each of the foregoing subclauses (i) through (v), whether or not a "Cause" event has occurred will be determined by the Company's chief human resources officer or other person performing that function or, in the case of Participants who are Directors or Officers or Section 16 Persons, the Board, each of whose determination shall be final, conclusive and binding. A Participant's Service shall be deemed to have terminated for Cause if, after the Participant's Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.

(h)"Change in Control" except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Change in Control), means the occurrence of any one or more of the following: (i) any merger, consolidation or business combination in which the shareholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of the Company's assets, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Shares by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of the Company, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board, or (vi) any other event specified by the Board or the Committee.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.
(i)"Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.
(j)"Committee" means a committee described in Section 3.
(k)"Common Stock" means the Company's common stock, $0.001 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.
(l)"Company" means Lifevantage Corporation, a Colorado corporation.
(m)"Consultant" means an individual (or entity) which performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.
(n)"Covered Employees" means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).
(o)"Director" means a member of the Board who is also an Employee.
(p)"Disability" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Disability), that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(q)"Employee" means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate.
(r)"Equity Award" means any Award other than a Cash Award.
(s)"Exchange Act" means the Securities Exchange Act of 1934, as amended.
(t)"Exercise Price" means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price," in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.
(u)"Fair Market Value" means the market price of a Share, determined by the Committee as follows:
(i)If the Shares were traded on a stock exchange (such as the New York Stock Exchange, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;
(ii)If the Shares were traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and
(iii)If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.
(v)"Fiscal Year" means the Company's fiscal year.
(w)"Incentive Stock Option" or "ISO" means an incentive stock option described in Code Section 422.
(x)"Net Exercise" means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee's exercise of the Option will be reduced by the Company's retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 14(b) to satisfy applicable tax withholding obligations.
(y)"Non-Employee Director" means a member of the Board who is not an Employee.
(z)"Nonstatutory Stock Option" or "NSO" means a stock option that is not an ISO.
(aa)"Officer" means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.
(ab)"Option" means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Stock Option Agreement.
(ac)"Optionee" means an individual, estate or other entity that holds an Option.
(ad)"Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.
(ae)"Participant" means an individual or estate or other entity that holds an Award.
(af)"Performance Goals" means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee. Any Performance Goals that are included in an Award in order to make such Award qualify as performance-based compensation under Code Section 162(m) shall be limited to one or more of the following target objectives: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets or investment; (xii) earnings per share; (xiii) economic value added, or EVA; (xiv) stock price including without limitation total shareholder return; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) business development; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) information technology; (xxix) financings; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) internal controls; (xxxvii) policies and procedures; (xxxviii) accounting and reporting; (xxxix) strategic alliances, licensing and partnering; (xl) site, plant or building development; (xli) corporate transactions including without limitation mergers, acquisitions, divestitures and/or joint ventures; (xlii) customer satisfaction; (xliii) capital expenditures and/or (xliv) Company advancement milestones. Awards issued to individuals who are not Covered Employees (or which are not intended to qualify as performance-based compensation under Code Section 162(m)) may take into account other (or no) factors.
(ag)"Performance Period" means any period of time as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(ah)"Plan" means this Lifevantage Corporation 2010 Long-Term Incentive Plan as it may be amended from time to time.
(ai)"Prior Equity Compensation Plans" means the Company's 2007 Long-Term Incentive Plan (as assumed from Lifeline Therapeutics, Inc., a Colorado corporation) and its predecessor plans and any other Company equity compensation plans.
(aj)"Re-Price" means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)).
(ak)"Restricted Stock Grant" means Shares awarded under the Plan as provided in Section 9.
(al)"Restricted Stock Grant Agreement" means the agreement described in Section 9 evidencing each Award of a Restricted Stock Grant.
(am)"SAR Agreement" means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.
(an)"SEC" means the Securities and Exchange Commission.
(ao)"Section 16 Persons" means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.
(ap)"Securities Act" means the Securities Act of 1933, as amended.
(aq)"Selected Employee" means an Employee, Consultant, Director, or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.
(ar)"Separation From Service" means a Participant's separation from service with the Company within the meaning provided to such term under Code Section 409A.
(as)"Service" means service as an Employee, Director, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. A Participant's Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee's Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee's right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant's Service shall not be deemed terminated if the Committee determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a termination of Service, (ii) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (iii) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The Committee may determine whether any company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Service for purposes of any affected Awards, and the Committee's decision shall be final and binding.
(at)"Share" means one share of Common Stock.
(au)"Specified Employee" means a Participant who is considered a "specified employee" within the meaning provided to such term under Code Section 409A.
(av)"Stock Appreciation Right" or "SAR" means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in Section 8.
(aw)"Stock Option Agreement" means the agreement described in Section 6 evidencing each Award of an Option.
(ax)"Stock Unit" means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan and as provided in Section 10.
(ay)"Stock Unit Agreement" means the agreement described in Section 10 evidencing each Award of Stock Units.
(az)"Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.
(ba)"Termination Date" means the date on which a Participant's Service terminates as determined by the Committee.
(bb)"10-Percent Shareholder" means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3.	ADMINISTRATION.
(a)Committee Composition. A Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Board's Compensation Committee (or a comparable committee of the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.
To the extent required, the Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to be able to qualify as performance-based compensation as provided under Code Section 162(m) (to the extent such Awards are intended to qualify as performance-based compensation).
The Board may also appoint one or more separate committees of the Board, each composed of directors of the Company who need not qualify under Rule 16b-3 of the Exchange Act or Code Section 162(m), that may administer the Plan with respect to Selected Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Selected Employees and may determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more Officers, that may authorize Awards to Employees (who are not Section 16 Persons or Covered Employees) within parameters specified by the Board and consistent with any limitations imposed by applicable law.
Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.
(b)Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:
(i)determining Selected Employees who are to receive Awards under the Plan;
(ii)determining the type, number, vesting requirements, Performance Goals (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;
(iii)correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award agreement;
(iv)accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;
(v)interpreting the Plan and any Award agreements;
(vi)making all other decisions relating to the operation of the Plan; and
(vii)adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as appendices.
The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final, conclusive and binding on all persons. The Committee's decisions and determinations need not be uniform and may be made selectively among Participants in the Committee's sole discretion. The Committee's decisions and determinations will be afforded the maximum deference provided by applicable law.
(c)Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.	GENERAL.
(a)General Eligibility. Only Employees, Consultants, Directors and Non-Employee Directors shall be eligible for designation as Selected Employees by the Committee.
(b)Incentive Stock Options. Only Selected Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option the Participant agrees in advance to such disqualifying action.
(c)Buyout of Awards. Subject to approval of Company shareholders, the Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents (including without limitation Shares valued at Fair Market Value that may or may not be issued from this Plan) an Award previously granted or (ii) authorize a Participant to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.
(d)Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.
(e)Beneficiaries. A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant's death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant's death any vested Award(s) shall be transferred or distributed to the Participant's estate.
(f)Performance Goals. The Committee may, in its discretion, include Performance Goals or other performance objectives in any Award. If Performance Goals are included in Awards to Covered Employees in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 4(f). If an Award is intended to qualify as performance-based compensation under Code Section 162(m) and to the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification. With respect to Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee may adjust the evaluation of performance under a Performance Goal (to the extent permitted by Code Section 162(m)) to remove the effects of certain events including without limitation the following:
(i)asset write-downs or discontinued operations,
(ii)litigation or claim judgments or settlements,
(iii)material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,
(iv)reorganizations or restructuring programs or divestitures or acquisitions, and/or
(v)extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.
Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m).
(g)No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 11.
(h)Termination of Service. Unless the applicable Award agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant's Service (in all cases subject to the term of the Option or SAR as applicable):
(i)if the Service of a Participant is terminated for Cause, then all of Participant's Options, SARs, unvested portions of Stock Units and unvested portions of Restricted Stock Grants shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards);
(ii)if the Service of Participant is terminated for any reason other than for Cause and other due to Participant's death or Disability), then the vested portion of Participant's then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of Participant's outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards); or
(iii)if the Service of a Participant is terminated due to Participant's death or Disability, the vested portion of Participant's then outstanding Options/SARs may be exercised within twelve months after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards).
(i)Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. Each payment to a Participant made pursuant to this Plan shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant's Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant's Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant's death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or for any damages for failing to comply with Code Section 409A.
(j)Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant's right to exercise any Option or SAR (or payment of a Cash Award or vesting of Restricted Stock Grants or Stock Units) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Option or SAR whatsoever and all of Participant's outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.
(k)Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.
(l)Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.
(m)Liability of Company. The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.
(n)Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(o)Director Fees. If the Board affirmatively determines to implement this Section 4(o), then each Non-Employee Director may be awarded either a Restricted Stock Grant or Stock Units in accordance with the terms and conditions contained in this Section 4(o).
(i)Participation Elections. Each Non-Employee Director may elect to receive a Restricted Stock Grant (or Stock Units) under the Plan in lieu of payment of a portion of his or her annual cash retainer. Such an election may be for any dollar or percentage amount equal to at least 50% of the Non-Employee Director's annual cash retainer (up to a limit of 100% of the annual cash retainer of Non-Employee Directors). The election must be made prior to the beginning of the annual board of directors cycle which shall be any twelve month continuous period designated by the Board (the "Board Cycle") and such election may need to be made earlier as necessary to comply with Code Section 409A. Any amount of the annual retainer not elected to be received as a Restricted Stock Grant or Stock Units shall be payable in cash in accordance with the Company's standard payment procedures.
(ii)Awards of Stock. As soon as reasonably practicable following the commencement of each Board Cycle, each Non-Employee Director who has timely made the election described in Section 4(o)(i) with respect to that Board Cycle shall be granted a number of Shares pursuant to a Restricted Stock Grant (or Stock Units) having a fair market value equivalent to the amount of the annual cash retainer elected to be received as a Restricted Stock Grant (or Stock Units) under Section 4(o)(i) for such Board Cycle, rounded down to the nearest full Share. Such Restricted Stock Grant (or Stock Units) will be evidenced by an executed Restricted Stock Grant Agreement (or Stock Unit Agreement) between the Company and the electing Non-Employee Director. Such Restricted Stock Grant (or Stock Units) may be subject to vesting conditions at grant.
(iii)Other Terms. Shares (or Stock Units) granted under this Section 4(o) shall otherwise be subject to the terms of the Plan applicable to Non-Employee Directors or to Participants generally (other than provisions specifically applying only to Employees).
(p)Re Pricing of Options or SARs. Notwithstanding anything to the contrary, outstanding Options or SARs may not be Re-Priced without the approval of Company shareholders.
(q)Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.
(r)Governing Law. This Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Colorado but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Colorado to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

SECTION 5.	SHARES SUBJECT TO PLAN AND SHARE LIMITS.
(a)Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed 10,500,000 Shares. The maximum aggregate number of Shares that may be issued in connection with any single type of Equity Award (NSOs, ISOs, SARs, Restricted Stock Grants or Stock Units) under the Plan shall be 10,500,000 Shares.
(b)Share Re-Use. If Equity Awards are forfeited or are terminated for any reason other than being exercised, then the Shares underlying such Equity Awards shall again become available for Equity Awards under the Plan. If SARs are exercised or Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such SARs or Stock Units shall reduce the number of Shares available under the Share limits stated in Section 5(a) and the balance shall again become available for Equity Awards under the Plan. If a Participant pays the Exercise Price by Net Exercise or by surrendering previously owned Shares (or by stock attestation) and/or, as permitted by the Committee, pays any withholding tax obligation with respect to an Equity Award by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall be available for issuance under the Plan and shall not count toward the Share limits set forth in Section 5(a). Any Shares that are delivered and any Equity Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Sections 6(e), 8(f), 9(e) or 10(e)) shall not be counted against the Share limits specified in Sections 5(a) and 5(d).
(c)Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Equity Awards.
(d)Code Section 162(m) Limits. For so long as: (x) the Company is a "publicly held corporation" within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to Awards granted to the Company's Covered Employees under this Plan, then the limits specified below in this Section 5(d) shall be applicable to Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m).
(i)Limits on Options. No Selected Employee shall receive Options to purchase Shares during any Fiscal Year that in the aggregate cover in excess of 1,250,000 Shares.
(ii)Limits on SARs. No Selected Employee shall receive Awards of SARs during any Fiscal Year that in the aggregate cover in excess of 1,250,000 Shares.
(iii)Limits on Restricted Stock Grants. No Selected Employee shall receive Restricted Stock Grants during any Fiscal Year that in the aggregate cover in excess of 1,250,000 Shares.
(iv)Limits on Stock Units. No Selected Employee shall receive Stock Units during any Fiscal Year that in the aggregate cover in excess of 1,250,000 Shares.
(v)Limit on Total Amount of All Equity Awards. No Selected Employee shall receive Equity Awards during any Fiscal Year in excess of the aggregate amount of 1,250,000 Shares, whether such Equity Awards are in the form of Options, SARs, Restricted Stock Grants and/or Stock Units.
(vi)Increased Limits for First Year of Employment. The numerical limits expressed in the foregoing subparts (i) through (v) shall in each case be increased to 2,500,000 Shares with respect to Equity Awards granted to a Selected Employee during the Fiscal Year of the Selected Employee's commencement of employment with the Company or during the first Fiscal Year that the Selected Employee becomes a Covered Employee.
(vii)Dollar Limit for Cash Awards. The maximum aggregate value of Cash Awards that may be received by any one Selected Employee with respect to any individual Fiscal Year is $1,000,000.

SECTION 6.	TERMS AND CONDITIONS OF OPTIONS.
(a)Stock Option Agreement. Each Award of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.
(b)Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 11.

(c)Exercise Price. An Option's Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of outstanding options granted by another issuer as provided under Section 6(e), the Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO Awards to 10-Percent Shareholders) on the date of Award.
(d)Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the date of Award (and may be for a shorter period of time than ten years). No Option can be exercised after the expiration date specified in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events. Notwithstanding the previous sentence, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. A Stock Option Agreement may permit an Optionee to exercise an Option before it is vested (an "early exercise"), subject to the Company's right of repurchase at the original Exercise Price of any Shares acquired under the unvested portion of the Option which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.
(e)Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding Options without approval from the Company's shareholders. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.
(f)Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by Optionee or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7.	PAYMENT FOR OPTION SHARES.
(a)General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased by the Optionee, except as follows and if so provided for in an applicable Stock Option Agreement:
(i)In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.
(ii)In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.
(b)Surrender of Stock. To the extent that the Committee makes this Section 7(b) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.
(c)Cashless Exercise. To the extent that the Committee makes this Section 7(c) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.
(d)Net Exercise. To the extent that the Committee makes this Section 7(d) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.
(e)Other Forms of Payment. To the extent that the Committee makes this Section 7(e) applicable to an Option in a Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.
(a)SAR Agreement. Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant's other compensation.
(b)Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.
(c)Exercise Price. Each SAR Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of outstanding stock appreciation rights granted by another issuer as provided under Section 8(f), the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Award.
(d)Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of Award. No SAR can be exercised after the expiration date specified in the applicable SAR Agreement. A SAR Agreement may provide for accelerated exercisability in the event of the Participant's death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant's Service. A SAR may be included in an ISO only at the time of Award but may be included in an NSO at the time of Award or at any subsequent time, but not later than six months before the expiration of such NSO. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.
(e)Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant's death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.
(f)Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding SARs without approval from the Company's shareholders. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.
(g)Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 9.	TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.
(a)Restricted Stock Grant Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by a Restricted Stock Grant Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Restricted Stock Grant Agreements entered into under the Plan need not be identical.
(b)Number of Shares and Payment. Each Restricted Stock Grant Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 11. Restricted Stock Grants may be issued with or without cash consideration under the Plan.
(c)Vesting Conditions. Each Restricted Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Grant Agreement. A Restricted Stock Grant Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events.
(d)Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company's other shareholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) may be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not reduce the number of Shares available for issuance under Section 5.
(e)Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.
(f)Assignment or Transfer of Restricted Stock Grants. Except as provided in Section 14, or in a Restricted Stock Grant Agreement, or as required by applicable law, a Restricted Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(f) shall be void. However, this Section 9(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(e) nor shall it preclude a transfer of Restricted Stock Grant Awards by will or pursuant to Section 4(e).

SECTION 10.	TERMS AND CONDITIONS OF STOCK UNITS.
(a)Stock Unit Agreement. Each Award of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant's other compensation.
(b)Number of Shares and Payment. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
(c)Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events.
(d)Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units may be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.
(e)Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.
(f)Assignment or Transfer of Stock Units. Except as provided in Section 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(f) shall be void. However, this Section 10(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(e) nor shall it preclude a transfer of Stock Units pursuant to Section 4(e).
(g)Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in a Stock Unit Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(h)Creditors' Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11.	ADJUSTMENTS.
(a)Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments to:
(i)the Share limits on Equity Awards specified in Section 5(a) and Section 15(a);
(ii)the number and kind of securities available for Equity Awards (and which can be issued as ISOs) under Section 5;
(iii)the Share limits on Equity Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m) under Section 5(d);
(iv)the number and kind of securities covered by each outstanding Equity Award;
(v)the Exercise Price under each outstanding SAR and Option; and
(vi)the number and kind of outstanding securities issued under the Plan.
(b)Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11, a Participant's Equity Award covers additional or different shares of stock or securities, then such additional or different shares and the Equity Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Equity Award and the Shares subject to the Equity Award prior to such adjustment.
(c)Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12.	EFFECT OF A CHANGE IN CONTROL.
(a)Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, that subject to the consummation of the merger or other reorganization, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant.
(b)Acceleration. Except as otherwise provided in the applicable Award Agreement (and in such case the applicable Award agreement shall govern), in the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 12(a), the Committee may in its discretion provide that all Awards shall vest and become exercisable as of immediately before such Change in Control. For avoidance of doubt, "substitution" includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein for Equity Awards intrinsic value equals the difference between the market value of a Share and any per Share exercise price).

SECTION 13.	LIMITATIONS ON RIGHTS.
(a)Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, Director or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company's Articles of Incorporation and Bylaws and a written employment agreement (if any).
(b)Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of

Shares or other securities pursuant to any Equity Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
(c)Dissolution. To the extent not previously exercised or settled, Options, SARs, unvested Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company.
(d)Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a "Clawback Policy"). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

SECTION 14.	TAXES.
(a)General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
(b)Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day.
Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding or income tax obligations (up to the maximum amount permitted by applicable law) related to an Equity Award through a sale of Shares underlying the Equity Award or, in the case of Options, through Net Exercise or Cashless Exercise.

SECTION 15.	DURATION AND AMENDMENTS.
(a)Term of the Plan. The Plan was originally effective on the Adoption Date and was amended on January 10, 2012 and August 21, 2014. The 2014 Amendment is conditioned upon and subject to the approval of the Company's shareholders before August 21, 2015. If the Company's shareholders do not approve the 2014 Amendment before August 21, 2015, then the 2014 Amendment shall not be effective and the Plan as in effect before the 2014 Amendment shall remain in effect and in such case no Shares in excess of 6,900,000 may be issued under the Plan. In any event, the Plan shall terminate no later than on September 26, 2020. The Plan may be terminated by the Board on any earlier date pursuant to Section 15(b). This Plan will not in any way affect outstanding awards that were issued under the Prior Equity Compensation Plans or other Company equity compensation plans.
(b)Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. No Awards shall be granted under the Plan after the Plan's termination. An amendment of the Plan shall be subject to the approval of the Company's shareholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant's written consent, under any then-outstanding Award, provided that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. In the event of any conflict in terms between the Plan and any Award agreement, the terms of the Plan shall prevail and govern.

SECTION 16.	EXECUTION.
To record the adoption of this Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.
LIFEVANTAGE CORPORATION

By: /s/ David S. Colbert
Title: Chief Financial Officer

LifeVantage

*LifeVantage Corporation*
*9785 South Monroe St., Suite 300*
*Sandy, UT 84070*

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M79014-P56374

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**LifeVantage Corporation**

**The Board of Directors recommends you vote FOR the following nominees:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________

**Nominees**

01) Mr. Michael A. Beindorff
02) Mr. David S. Manovich
03) Mr. Garry Mauro
04) Mr. George E. Metzger
05) Mr. Douglas C. Robinson
06) Mr. Richard Okumoto

**The Board of Directors recommends you vote FOR the following proposals:**

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting. | ☐ | ☐ |

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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M79015-P56374

## LifeVantage Corporation
## Annual Meeting of Shareholders
## November 19, 2014 9:00 AM MST
## This proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Douglas C. Robinson and Rob Cutler or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of LifeVantage Corporation (the "Company") that the shareholder(s) would be entitled to vote on all matters that may come before the Annual Meeting of Shareholders to be held at 9:00 AM, MST on 11/19/2014, at the offices of LifeVantage Corporation located at 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

**Continued and to be signed on reverse side**